EXHIBIT 10.1
AGREEMENT AND PLAN OF MERGER
by and among
TBX RESOURCES, INC.,
TBX ACQUISITION, INC.
and
EARTHWISE ENERGY, INC.
September 7, 2006

 i

Article VIII. General Provisions		71

Section 8.1	General Survival	71

Section 8.2	Notices	72

Section 8.3	Definitions	73

Section 8.4	Terms Defined Elsewhere	79

Section 8.5	Accounting Terms	82

Section 8.6	Construction and Interpretation	82

Section 8.7	Descriptive Headings	83

Section 8.8	Severability	83

Section 8.9	Entire Agreement	83

Section 8.10	Assignment; Binding Effect	83

Section 8.11	Enforcement	84

Section 8.12	GOVERNING LAW	84

Section 8.13	Consent to Jurisdiction	84

Section 8.14	Jury Trial Waiver	84

Section 8.15	Disclosure	85

Section 8.16	Counterparts	85

EXHIBITS:

Exhibit 1.2	Form of Certificate of Merger
Exhibit 6.2.3	Form of Secretary's Certificate of Target
Exhibit 6.2.4	Form of Closing Certificate of Target
Exhibit 6.2.5	Form of Legal Opinion of Counsel to Target
Exhibit 6.2.13	Form of Target Shareholder Lock Up Agreement
Exhibit 6.3.3	Form of Secretary's Certificate of Parent
Exhibit 6.3.4	Form of Closing Certificate of Parent
Exhibit 6.3.5	Form of Legal Opinion of Counsel to Parent
Exhibit 6.3.13	Form of Parent Shareholder Lock Up Agreement

SCHEDULES:

Target Diligence Letter
Parent Diligence Letter

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2006 (this “Agreement”), is made and entered into by and among TBX Resources, Inc., a Texas corporation (“Parent”), TBX Acquisition, Inc., a Texas corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Earthwise Energy, Inc., a Nevada corporation (“Target”). Certain capitalized terms used herein have the meanings set forth in Section 8.3 or elsewhere in this Agreement as described in Section 8.4.
     WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Target (the “Target Board”) have determined that it is in the best interests of their respective shareholders for Parent to acquire Target upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of such acquisition, the Parent Board, the Target Board and the sole director of Merger Sub have approved and declared advisable and in the best interests of their respective shareholders this Agreement, the transactions contemplated hereby and the acquisition of Target by Parent via a merger of Target with and into Merger Sub with Target being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), the Texas Business Corporation Act (the “TBCA”) and, to the extent applicable, the Texas Business Organizations Code (the “TBOC” and, together with the TBCA, to the extent either the TBOC or the TBCA may apply, “Texas Law”);
     WHEREAS, the Parent Board and the Target Board have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders; and
     WHEREAS, for United States federal income tax purposes, it is intended that (i) the Merger qualify as a tax-free “reorganization” under the provisions of Section 368(a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the “Code”); and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
Article I.
The Merger
     Section 1.1 The Merger. At the Effective Time and upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Texas Law, Target shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The name of the Surviving Corporation will be changed at the Effective Time as set forth in the Certificate of Merger.
     Section 1.2 Effective Time. Unless this Agreement is terminated pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Vial Hamilton Koch & Knox, LLP, 1700 Pacific, Suite 2800, Dallas, Texas, 75201, as soon as practicable (but in any event within two business days) after the satisfaction or waiver of all conditions set forth in Article V, or at such other date and place as Parent and Target may agree, provided that all conditions set forth in Article V have been satisfied or waived at or prior to such date (such date on which the Closing actually occurs, the “Closing Date”). As promptly as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger, substantially in the form of Exhibit 1.2 attached hereto (the “Certificate of Merger”), with the Secretaries of State of the States of Texas and Nevada, in such form as required by, and executed in accordance with, the relevant provisions of the NRS and Texas Law (the date and time of such filing, or such later date or time as is specified in the Certificate of Merger, is referred to herein as the “Effective Time”).
     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Texas Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Target and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
     Section 1.4 Governing Documents. At the Effective Time, the articles of incorporation and by-laws of Target, as in effect immediately prior to the Effective Time, shall automatically, and without further action, become the articles of incorporation and by-laws of the Surviving Corporation and thereafter will continue to be its articles of incorporation and by-laws until further amended as provided therein and in accordance with Texas Law.
     Section 1.5 Directors and Officers. The initial directors of the Surviving Corporation at the Effective Time shall be Timothy P. Burroughs, Sam Warren, Jeffrey C. Reynolds, Omar E. Ortega, Miguel Nagel L., Hector Larios S., Jose Carral E., Loius H. Jones, Jr. and Steven C. Howard, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until his respective successor is duly elected or appointed and qualified. The initial officers of the Surviving Corporation at the Effective Time shall be as determined by mutual written agreement between Parent and Target prior to the Effective Date, each to hold office in accordance with the by-laws of the Surviving Corporation until his successor is duly elected or appointed and qualified.
     Section 1.6 Tax Consequences. It is intended by the parties that, for United States federal income tax purposes, the Merger qualify as a tax-free “reorganization” under the provisions of Section 368(a)(2)(E) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Article II.
Conversion of Securities; Exchange of Certificates
     Section 2.1 Conversion of Securities.
     Section 2.1.1 Conversion of Common Stock. At the Effective Time, by virtue of the Merger and, except as provided herein, without any action on the part of Parent, Target or any of their respective shareholders, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any shares of Target Common Stock held in the treasury of Target), shall be converted into the right to receive one fully paid and non-assessable share of Parent Common Stock (the aggregate number of shares of Parent Common Stock into which all Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted in the Merger, subject to and in accordance with the terms hereof and subject to adjustment as provided in Section 2.1.6, collectively with respect to all Target Shareholders, the “Merger Consideration”).
     Section 2.1.2 Exchange List. To assist in the accomplishment of the conversion of Target Common Stock into Parent Common Stock pursuant to Section 2.1.1, Target shall supply to Parent, prior to the filing of the Registration Statement, a listing of all of Target Shareholders, including each such Target Shareholder’s address, social security number or EIN and number of shares of Target Common Stock held of record, as well as the number of whole shares of Parent Common Stock that such Target Shareholder will be entitled to receive in connection with the Merger (the “Exchange List”). The Exchange List shall contemplate no fractional shares, and in no event shall the number of shares of Parent Common Stock comprising the Merger Consideration exceed the number of shares of Target Common Stock set forth in the Exchange List.
     Section 2.1.3 Cancellation Generally. Immediately following the Effective Time, all shares of Target Common Stock outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent solely the right to receive a certificate representing the whole number of shares of Parent Common Stock into which such shares of Target Common Stock were converted in the Merger. Certificates previously representing shares of Target Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and in lieu thereof, any fractional interest shall be rounded up to the nearest whole number of shares, such that the Exchange List shall contemplate only whole shares of Parent Common Stock.
     Section 2.1.4 Cancellation of Certain Shares. Each share of Target Common Stock held by Parent or Merger Sub, or held in the treasury of Target, immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

     Section 2.1.5 Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
     Section 2.1.6 Change in Shares. Notwithstanding the foregoing, if, between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock or Target Common Stock are changed into a different number of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, then the number of shares of Parent Common Stock comprising the Merger Consideration shall automatically be correspondingly adjusted as appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event.
     Section 2.2 Exchange of Certificates.
     Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Target Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the Merger Consideration (all such certificates for shares of Parent Common Stock, in such amounts and registered in the names as set forth in the Exchange List, together with any dividends or distributions with respect thereto, the “Exchange Fund”). After the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration out of the Exchange Fund in accordance with the procedures described in this Section 2.2, and the Exchange Fund shall not be used for any other purpose except as provided in Section 2.2.5.
     Section 2.2.2 Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (each a “Target Certificate” and, collectively, the “Target Certificates”) (a) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to any Target Certificates shall pass, only upon proper delivery of such Target Certificates to the Exchange Agent; and (b) instructions for use in effecting the surrender of any Target Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender to the Exchange Agent of any Target Certificates for cancellation together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the Target Certificates so surrendered shall forthwith be canceled and the holder of such Target Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive as set forth in the Exchange List; and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3. No interest will be paid or accrued on any unpaid dividends or other distributions payable to holders of Target

Certificates. In the event of a transfer of ownership of shares of Target Common Stock that is not registered in the transfer records of Target, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Target Certificate representing such shares of Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered to the Exchange Agent as contemplated by this Section 2.2, each Target Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (A) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive as set forth in the Exchange List; and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.
     Section 2.2.3 Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Target Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Target Certificate shall surrender such Target Certificate to the Exchange Agent as contemplated by this Section 2.2. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Target Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (a) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (b) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.
     Section 2.2.4 Further Rights in Target Common Stock. All shares of Parent Common Stock issued upon conversion of shares of Target Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock.
     Section 2.2.5 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Target Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Parent.
     Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Target Common Stock on the date that is six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Target Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock (and cash dividends or distributions with respect thereto from the Exchange Fund) to which such holder is entitled pursuant hereto, in each case, without any interest thereon.
     Section 2.2.7 No Liability. Neither Parent nor Target shall be liable to any holder of Target Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund to which such holder is entitled pursuant hereto delivered to a public official pursuant to any abandoned property, escheat or similar Law.
     Section 2.2.8 Lost Certificates. If any Target Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that such Target Certificate has been lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Target Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Target Certificate the shares of Parent Common Stock (and dividends or distributions with respect thereto) and cash from the Exchange Fund to which such holder is entitled pursuant hereto, in each case, without any interest thereon.
     Section 2.2.9 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Target Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.
     Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed, and thereafter there shall be no further registration of transfers of shares of Target Common Stock theretofore outstanding on the records of Target. From and after the Effective Time, the holders of Target Certificates shall cease to have any rights with respect to such shares of Target Common Stock except as otherwise provided herein or by applicable Law.
     Section 2.4 Dissenters’ Rights. Shares of Target Common Stock that have not been voted for approval of this Agreement, or whose holder has not consented thereto in writing, and with respect to which a demand and appraisal have been properly made in accordance with the NRS (“Dissenting Shares”) will not be converted into the right to receive the shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund otherwise owed with respect to such shares of Target Common Stock at or after the Effective Time, but will be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the NRS. If a holder of Dissenting Shares (each, a “Dissenting Shareholder”)

withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever occurs last, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the shares of Parent Common Stock (and dividends or distributions with respect thereto) and cash from the Exchange Fund, in each case, without any interest thereon, to which such holder would have been entitled pursuant hereto had such holder never been a Dissenting Shareholder. Target will give Parent prompt notice of any demand received by Target from a Dissenting Shareholder for appraisal of shares of Target Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), or as required under the NRS, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to the provisions of the NRS, becomes entitled to payment of the value of the Dissenting Shares, shall receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the shares of Parent Common Stock that would otherwise have been owed with respect to Dissenting Shares if such shares were not Dissenting Shares will be retained by Parent.
     Section 2.5 Further Actions. The officers and directors of Parent, Merger Sub and Target are fully authorized in the name of their respective corporations to take, and will take, all such further action as may be necessary, advisable or appropriate at any time before or after the Effective Time to carry out the purposes and intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Merger Sub and Target.
Article III.
Representations and Warranties of Target
          Target represents and warrants to Parent and Merger Sub that, except as set forth in the Diligence Letter furnished by Target to Parent simultaneously with the execution hereof (the “Target Diligence Letter”), the statements contained in this Article III are true, complete and correct as of the date hereof, and will be true and correct as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date).
     Section 3.1 Organization and Qualification. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Target Material Adverse Effect.
     Section 3.2 Governing Documents; Corporate Records. Copies of the articles of incorporation and by-laws of Target (collectively, the “Target Governing Documents”)

heretofore delivered to Parent are true, complete and correct copies of such instruments as in effect as of the date hereof, and there will be no amendments to the Target Governing Documents between the date hereof and the Effective Time except as expressly set forth herein. The Target Governing Documents are in full force and effect. Target is not in violation of any material provision of the Target Governing Documents. Except as set forth in Section 3.2 of the Target Diligence Letter, the books and records, minute books, stock record books and other similar records of Target, all of which have been delivered to Parent, are true, complete and correct in all material respects.
     Section 3.3 Corporate Power and Authority; Vote Required.
     Section 3.3.1 Target has all requisite corporate power and authority to execute and deliver this Agreement and each other document contemplated hereby to which Target is a party (each, a “Target Document” and collectively, the “Target Documents”). Subject to obtaining the Target Shareholder Approval, the execution and delivery by Target of this Agreement and each of the Target Documents, the performance by Target of its obligations hereunder and thereunder and the consummation by Target of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Target, and no other proceedings on the part of Target are necessary to authorize this Agreement or any of the Target Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes legal, valid and binding obligations of Target, enforceable against Target in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Target Documents, assuming the due authorization, execution and delivery thereof by each party thereto at the Closing, will constitute legal, valid and binding obligations of Target, enforceable against Target in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 3.3.2 The Target Board has unanimously (a) approved and declared advisable the Merger, this Agreement and each of the Target Documents, and the transactions contemplated hereby and thereby; and (b) directed that a proposal to enter into this Agreement and each of the Target Documents and to consummate the transactions contemplated hereby and thereby be submitted to the Target Shareholders for their approval, with the Target Board’s recommendation that the Target Shareholders approve and adopt such proposal.
     Section 3.3.3 The only vote of the holders of any class or series of Target’s capital stock necessary to approve and adopt the proposal referenced in Section 3.3.2(b) is the affirmative vote, at a meeting duly called and held or by written consent in lieu of such meeting, of the holders of a majority of the outstanding shares of Target Common

Stock entitled to vote thereon represented, in person or by proxy, at such meeting (the “Target Shareholder Approval”), in accordance with the provisions of the Target Governing Documents and applicable Laws.
     Section 3.4 Capitalization.
     Section 3.4.1 The authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock, of which there are 4,062,018 shares issued and outstanding as of the date hereof, together with warrants to acquire an additional 8,124,036 shares of Target Common Stock attached thereto. As of the date hereof, the Target Common Stock and the warrants attached thereto are held by the Persons and in the amounts set forth in Section 3.4.1 of the Target Diligence Letter, free and clear of all Liens. Except as set forth in Section 3.4.1 of the Target Diligence Letter, no shares of Target Common Stock are, and at the Effective Time no shares of Target Common Stock will be, reserved for any purpose. Upon Target’s delivery to Parent of the Exchange List, each of the outstanding shares of Target Common Stock (a) will have been offered and sold in compliance with all applicable securities Laws; (b) will have been duly authorized and validly issued in compliance with all applicable Laws, the provisions of the Target Governing Documents and all requirements set forth in contracts; (c) will be fully paid and nonassessable; and (d) will be free of preemptive rights. The Target Common Stock is not, and at the Effective Time will not be, listed on any stock exchange. There are no declared or accrued but unpaid dividends or distributions with respect to any shares of Target Common Stock.
     Section 3.4.2 Except as set forth in Section 3.4.2 of the Target Diligence Letter, as of the date hereof, (a) there are no outstanding options or warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, agreements, arrangements or commitments) to which Target is a party or by which Target is bound (i) relating to the issued or unissued Target Common Stock; (ii) obligating Target to issue, deliver, sell, repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired or disposed of, any shares of Target Common Stock; (iii) obligating Target to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (iv) obligating Target to grant, issue or sell any shares of Target Common Stock by sale, lease, license or otherwise; (b) no shares of Target Common Stock are subject to repurchase rights, vesting or similar restrictions as of the date hereof; (c) Target is not a party to any, and as of the date hereof, to the Knowledge of Target, there are no other, voting trusts, proxies or other agreements or understandings with respect to the voting interests of Target; and (d) there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which (i) Target is or could be required to register the offer or sale of shares of Target Common Stock or other securities under the 1933 Act; or (ii) any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Target.

     Section 3.4.3 Except as set forth in Section 3.4.3 of the Target Diligence Letter, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of Target Common Stock to which Target is a party or by which Target is bound.
     Section 3.5 Subsidiaries. Target has no Subsidiaries. Except as described in Section 3.5 of the Target Diligence Letter, Target does not hold or own, directly or indirectly, has not agreed to purchase or otherwise acquire and does not hold any interest convertible into or exchangeable or exercisable for any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person, and there are no outstanding contractual obligations of Target to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to the obligations of, any other Person. All outstanding equity interests owned by Target described in Section 3.5 of the Target Diligence Letter are validly issued, fully paid and nonassessable and owned by Target free and clear of all Liens.
     Section 3.6 No Violation. The execution and delivery of this Agreement and each of the Target Documents by Target do not, and neither the performance by Target of its obligations hereunder and thereunder nor the consummation by Target of the transactions contemplated hereby and thereby will, (a) assuming receipt of the Target Shareholder Approval, conflict with or violate any provisions of the Target Governing Documents as in effect at the Effective Time; (b) assuming compliance with the matters referred to in Section 3.7, conflict with or violate any Law or judgment applicable to Target or by or to which any of its assets or properties is bound or subject; (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any of Target’s assets or properties; or (d) assuming compliance with the matters referred to in Section 3.7, require any consent or other action by any Person under, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, change in control, amendment, modification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any of Target’s assets or properties, acceleration or cancellation of, or require payment under, or result in a loss of any benefit to which Target is entitled or the creation of any Lien (other than Permitted Liens) on any of Target’s assets or properties pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by or to which Target or any of its assets or properties is bound or subject, except as would not, individually or in the aggregate, be reasonably expected to have a Target Material Adverse Effect, or any notice or other action the absence of which would not, individually or in the aggregate, be reasonably expected to have a Target Material Adverse Effect.
     Section 3.7 Approvals. No Approval or declaration of, filing or registration with or notification to any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Target in connection with the execution and delivery by Target of this Agreement, the performance by Target of its obligations hereunder or the consummation by Target of the transactions contemplated hereby, except for (a) such Approvals, declarations, filings, registrations and notifications that if not made, obtained or given would not reasonably be expected to have a Target Material Adverse Effect; (b) the filing of the Certificate of Merger with the Secretaries of State of the States of Texas and Nevada; (c) the Target Shareholder

Approval; or (d) as is required under the Exchange Act, the 1933 Act or any applicable state securities Laws.
     Section 3.8 Reports; Financial Statements.
     Section 3.8.1 Except as set forth in Section 3.8.1 of the Target Diligence Letter: (a) Target has furnished or made available to Parent true and complete copies of all Regulation D reports, registration statements or other regulatory filings it has filed with the SEC or relevant state securities authorities under applicable securities Laws since its inception (collectively the “Target Filings”); (b) each Target Filing, at the time it was filed, complied in all material respects with the requirements of applicable securities Laws, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading, except to the extent corrected by a subsequent Target Filing filed prior to the Effective Time; and (c) Target has filed all material reports, Form D’s, U-2’s or registration statements and other filings required by applicable securities Laws.
     Section 3.8.2 Target has no Liabilities, except (a) Liabilities provided for in its financial statements dated as of July 31, 2006 set forth in Section 3.8.2(a) of the Target Diligence Letter (collectively, the “Target Financial Statements”) (other than Liabilities that, in accordance with GAAP, need not be disclosed); (b) Liabilities (including accounts payable) incurred since July 31, 2006 in the ordinary course of business consistent with past practice that are no greater than $2,500 in the aggregate; (c) such other Liabilities that are no more than $500 individually or $2,500 in the aggregate; or (d) as set forth in Section 3.8.2(d) of the Target Diligence Letter. To the Knowledge of Target, there is no basis for the assertion against Target of any Liabilities not adequately reflected or reserved against in the Target Financial Statements.
     Section 3.8.3 Each of the Target Financial Statements (including, in each case, any notes thereto) has been or will be prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of Target as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, which were not material). The books and records of Target have been, and are being, maintained in accordance with applicable legal and accounting requirements, and fairly and accurately set out and disclose in all material respects the financial condition and results of operations of Target at the date hereof. All financial transactions relating to Target have been accurately recorded in such books and records and the minute books of Target contain all records of the meetings and proceedings of the Target Board and the Target Shareholders.
     Section 3.8.4 The Target Financial Statements present fairly the financial condition and results of operations of Target at such dates and for the respective periods indicated therein and have been prepared from, and in accordance with, the information contained in the books and records of Target, which have been regularly kept and maintained in accordance with Target’s normal and customary practices and applicable accounting practices, and have been prepared in accordance with GAAP, except as otherwise stated in the notes thereto. The Target Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein.
     Section 3.8.5 Except as set forth in Section 3.8.5 of the Target Diligence Letter, since July 31, 2006, Target has not incurred any material Liability of the type required to be set forth on a balance sheet of Target, or the notes thereto prepared in accordance with GAAP, except (a) Liabilities incurred in the ordinary course of business and consistent with past practice; (b) as may be shown, accrued or reserved against in the Target Financial Statements, or in the notes thereto; or (c) Liabilities incurred in connection with this Agreement; provided, that all Liabilities of the type described in clauses (a), (b) and (c) above would not, individually or in the aggregate, result in a Target Material Adverse Effect and do not exceed in the aggregate $50,000, and none of such Liabilities results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, tort, breach of warranty, infringement or violation of Law.
     Section 3.8.6 There are no outstanding loans by Target to any of the Target Shareholders or to any director or officer of Target.
     Section 3.9 Ordinary Course Operations. Except as set forth in Section 3.9 of the Target Diligence Letter, since December 31, 2005, Target has conducted its business in the ordinary course, consistent with past practice, and Target has not taken any of the actions set forth in Section 5.1 except as permitted pursuant to Section 5.1.
     Section 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Target Diligence Letter: (a) there is no Litigation pending or, to the Knowledge of Target, threatened by any Person against or relating to Target or any of its officers, directors, employees (based on events allegedly occurring during the course of employment) or agents (in their capacities as such) or to which any of Target’s assets, properties or rights is subject or for which Target is obligated to indemnify any third party; (b) there is no reason to believe that any such Litigation may be brought or threatened against Target or any of its officers, directors, employees (based on events allegedly occurring during the course of employment) or agents (in their capacities as such); (c) there is no investigation or other proceeding pending or, to the Knowledge of Target, threatened against Target or any of its officers, directors, employees (based on events allegedly occurring during the course of employment) or agents (in their capacities as such) or their properties (tangible or intangible) or for which Target is obligated to indemnify any third party; (d) no Governmental Authority has at any time during the last three years provided Target with written notice challenging or questioning in any material respect the legal right of Target to conduct its operations as conducted at such time or as presently conducted; (e) Target is not subject to or bound by (i) any currently existing or outstanding judgment, order, writ, injunction, decree, ruling or charge, or any continuing order, finding or consent decree of, or settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority or arbitrator, including without limitation cease-and-desist or other orders; or (ii) any settlement agreement or other similar written agreement with ongoing obligations for Target; and (f) Target has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage that may be material to its business, prospects, financial condition, operations, property or affairs.
     Section 3.11 Compliance with Laws. Except as set forth in Section 3.11 of the Target Diligence Letter: (a) Target is currently complying with and has at all times since January 1, 2003 complied in all respects with all applicable Laws (other than Environmental Laws, which are addressed under Section 3.13) applicable thereto, including without limitation those applicable by virtue of a contractual relationship with a third party; and (b) Target is not in violation of or in default under, and to the Knowledge of Target, no event has occurred that, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority.
     Section 3.12 Permits. Section 3.12 of the Target Diligence Letter sets forth a complete and accurate listing of all Permits (other than Permits required under Environmental Laws, which are addressed under Section 3.13) necessary for Target to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Target Permits”). Except as set forth in Section 3.12 of the Target Diligence Letter: (a) Target is in possession of all such Target Permits, if any; (b) there is no Litigation pending or threatened regarding suspension or cancellation of any of the Target Permits; and (c) to the Knowledge of Target, all such Target Permits are valid and in full force and effect.
     Section 3.13 Environmental Matters. Except as set forth in Section 3.13 of the Target Diligence Letter: (a) Target is, and at all times has been, in compliance with all applicable Environmental Laws (which compliance includes without limitation the possession by Target of all Target Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof); (b) Target has not received any written communication alleging that Target is not so in compliance, and there is no past or present Litigation, activity, circumstance, condition, event or incident that may prevent or interfere with such compliance in the future; (c) there are no Target Permits or other governmental authorizations currently held, or required to be held, by Target pursuant to applicable Environmental Laws; (d) there is no material Environmental Claim pending or, to the Knowledge of Target, threatened against Target or, to the Knowledge of Target, against any Person with respect to whom Target has or may have retained or assumed any Liability for any Environmental Claim, either contractually or by operation of Law; and (e) there is no past or present Litigation, activity, circumstance, condition, event or incident, including without limitation, the Release, threatened Release or presence of any Hazardous Material, that reasonably would be expected to form the basis of a material Environmental Claim against Target, or to the Knowledge of Target, against any Person with respect to whom Target has or may have retained or assumed any Liability for any Environmental Claim, either contractually or by operation of Law.
     Section 3.14 Real Property. Except as set forth in Section 3.14 of the Target Diligence Letter: (a) Target does not currently own or ground lease, and has never owned or ground leased, any real property; (b) Target has no leases, subleases, licenses or other agreements (such leases, subleases, licenses and other agreements listed in Section 3.14 of the Target Diligence Letter, including all amendments, modifications or supplements with respect thereto, collectively, the “Target Real Property Leases”), under which Target uses or occupies or has the right to use or occupy any real property that provides for payments in excess of $50,000 per annum (the land, buildings and other improvements covered by the Target Real Property Leases and any other rights of the tenant thereunder being herein called the “Target Leased Real Property”), including the address of the premises demised under each Target Real Property Lease and the landlord, rent and use thereof; (c) each of the Target Real Property Leases is a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Target Real Property Lease by Target, or to the Knowledge of Target, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute such a default; (d) Target has not subleased any of the Target Leased Real Property or given any third party any license or other right to occupy any portion of the Target Leased Real Property; (e) neither the operations of Target on the Target Leased Real Property nor, to the Knowledge of Target, such Target Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or classification or statute relating to the particular property or such operations; (f) Target has delivered or otherwise made available to Parent a true, complete and correct copy of each of the Target Real Property Leases, and (i) Target has not has waived any term or condition thereof, and all material covenants to be performed by Target thereunder prior to the Closing Date, or, to the Knowledge of Target, any other party to any Target Real Property Lease, have been performed in all material respects; (ii) Target is current (and not late) with respect to all rental payments due thereunder; (iii) no security deposit or portion thereof deposited with respect to any Target Real Property Lease has been applied in respect of a breach or default thereunder that has not been redeposited in full; and (iv) Target has not collaterally assigned or granted any security interest in any Target Real Property Lease or any interest therein; and (g) the Target Leased Real Property is in good operating condition, normal wear and tear accepted, is reasonably fit and useable for the purpose for which it is being used, is adequate and sufficient for Target’s business, and conforms in all material respects to all applicable Laws.
     Section 3.15 Personal Property; Assets. Except as set forth in Section 3.15 of the Target Diligence Letter: (a) Target does not own any equipment or fixtures having a book value in excess of $10,000 that (i) were purchased by Target since May 31, 2006; or (ii) are owned by third Persons, including any customers of Target, and used by Target in its business; (b) Target is not a party to, and neither Target nor any of its properties or assets are bound by, any lease, sublease, license or other similar agreement with respect to personal property and equipment that provides for payments in excess of $5,000 per annum; (c) Target has good, legal and marketable title to all of its personal property and assets (collectively, the “Target Assets”), free and clear of all Liens (except for Permitted Liens); (d) the Target Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible, necessary to conduct Target’s business as it is now being conducted; (e) all material items of personal property and assets owned by Target are in good operating condition, normal wear and tear excepted; are reasonably fit and usable for the purposes for which they are being used; are adequate and sufficient for Target’s business; and conform in all material respects with all applicable Laws; and (f) the carrying value of Target’s assets in the Target Financial Statements is not overstated in any material respect.

     Section 3.16 Scheduled Contracts; No Default. Except as set forth in Section 3.16 of the Target Diligence Letter:
     Section 3.16.1 (a) Target is not a party to any material agreement other than those set forth in the true, complete and correct list of all written agreements (including all amendments thereto) to which Target is a party or a beneficiary or by which Target or any of its assets or properties is bound as shown in Section 3.16.1 of the Target Diligence Letter, including without limitation: (i) any contract involving an investment by Target in any Person; (ii) any contract of Target that involves a financing arrangement in excess of $50,000, other than purchase orders entered into in the ordinary course of business that contain customary terms and conditions; (iii) any employment agreement with any key officer or any employee of Target; (iv) any loan agreement, note, mortgage, indenture, security agreement or other agreement or instrument relating to the borrowing of money in excess of $50,000; (v) any agreement with any Affiliate of Target; (vi) any contract that contains any material non-competition, exclusivity or similar restriction relating to the geographical area of operations or scope or type of business of Target; (vii) any contract relating to any acquisition or disposition of any capital stock or equity interest of Target; (viii) any contract that requires stated payments in excess of $50,000 per annum; (ix) any contract that as of the date hereof would constitute a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act; and (x) any contract that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement (such contracts described in clauses (i) through (x) above, collectively, the “Target Scheduled Contracts”); and (b) Target has delivered to Parent a true, complete and correct copy of each of the Target Scheduled Contracts.
     Section 3.16.2 With respect to each Target Scheduled Contract: (a) such Target Scheduled Contract is legal, valid, binding and in full force and effect and enforceable against Target in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (b) Target has performed all of its obligations that have become due under such Target Scheduled Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Target or, to the Knowledge of Target, any other Person under such Target Scheduled Contract; (c) there has been no termination or notice of default or any threatened termination under such Target Scheduled Contract; and (d) Target has no present expectation or intention of terminating or not fully performing any of its obligations under such Target Scheduled Contract.
     Section 3.16.3 None of the Target Scheduled Contracts will require Approval from Target’s counterparty with respect to the Merger, and the Merger will not result in a breach, termination, termination right or change in any right or obligation under any Target Scheduled Contract.

     Section 3.16.4 None of the Target Scheduled Contracts, and no other agreement, understanding or proposed transaction to which Target is a party, is reasonably likely to cause a Target Material Adverse Effect or affect Target’s ability to consummate the Merger and the other transactions contemplated hereby.
     Section 3.17 Intellectual Property Matters. Except as set forth in Section 3.17 of the Target Diligence Letter: (a) Target has no: (i) trademarks, trade names, brand names, service marks or other trade designations owned or licensed by or to Target; (ii) patents or copyrights owned or licensed to or by Target; (iii) license, royalty or assignment agreements; (iv) registrations or applications relating to any of the foregoing; or (v) agreements relating to technology, know-how or processes that Target is licensed or authorized to use, or that Target licenses or authorizes others to use; (b) no Person has asserted any claim that any activity or operation of Target infringes upon, misappropriates, dilutes, violates or otherwise involves, or has resulted in the infringement, misappropriation, dilution or violation of, any material proprietary right of such Person, and no proceedings have been instituted or are pending or, to the Knowledge of Target, threatened that challenge the rights of Target with respect thereto; and (c) to the Knowledge of Target, there is no reasonable basis for a claim regarding any of the foregoing.
     Section 3.18 Taxes. Except as set forth in Section 3.18 of the Target Diligence Letter:
     Section 3.18.1 Target has duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by Target or with respect to its income, properties or operations, and all such Tax Returns are true, complete and correct in all material respects, and all Taxes of Target whether or not shown to be due on such Tax Returns have been timely paid in full.
     Section 3.18.2 Target has, in accordance with all applicable Laws, withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
     Section 3.18.3 There are no Liens for Taxes upon any of the assets or properties of Target.
     Section 3.18.4 Target has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of Target that are still in effect other than those that arise by filing a Tax Return by the extended due date.
     Section 3.18.5 There is no audit, action, suit, proceeding or investigation now pending, or to the Knowledge of Target, threatened with regard to any Tax or Tax Returns of Target; and Target has not received written notice to the effect that, and Target has no Knowledge that, any Governmental Authority intends to conduct such an audit or investigation.
     Section 3.18.6 All Tax deficiencies which have been claimed, proposed or asserted against Target by any Governmental Authority have been fully paid or are being contested in good faith by appropriate proceedings, are adequately reserved for in the Target Financials and are described in Section 3.18 of the Target Diligence Letter.
     Section 3.18.7 Target has not agreed or proposed, and is not required, to make any adjustments under Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method).
     Section 3.18.8 Target is not a party to any closing agreement with any Governmental Authority that would be binding on the Surviving Corporation after the Closing, and Target is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities that would be binding on the Surviving Corporation after the Closing, and there are no outstanding requests for such rulings from any Governmental Authority.
     Section 3.18.9 Target is not a party to, is not bound by and has no obligation under any Tax sharing, Tax indemnification or tax allocation or other similar contract or arrangement.
     Section 3.18.10 Target has previously delivered or made available to Parent true, complete and correct copies of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign income Taxes due from or with respect to Target; and (b) all United States federal income Tax Returns, and state income Tax Returns filed by Target (or on its behalf) for tax periods ending on or after December 31, 2003.
     Section 3.18.11 Target (a) has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which the common parent is Target; and (b) has no Liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than Target), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
     Section 3.18.12 No written claim has been made within the past five years in a jurisdiction where Target does not file Tax Returns to the effect that Target is subject to taxation by such jurisdiction.
     Section 3.18.13 Target has not distributed the stock of any corporation in a transaction intending to satisfy the requirements of Section 355 of the Code, and no stock of Target has been distributed in a transaction intending to satisfy the requirements of Section 355 of the Code.

     Section 3.18.14 Target shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income of Target that accrued in a prior taxable period but was not recognized in such prior taxable period as a result of (a) the installment method of accounting; (b) the long-term contract method of accounting; (c) a “closing agreement” as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax Law having similar effect); or (d) Section 481 of the Code (or any provision of any foreign, state or local Tax Law having similar effect).
     Section 3.18.15 Target has not entered into any transaction that is a “reportable transaction” (as defined in Treasury Regulations Section 1.6011-4, as modified by Rev. Proc. 2004-68, Rev. Proc. 2004-67, Rev. Proc. 2004-66, Rev. Proc. 2004-65 and Rev. Proc. 2004-45).
     Section 3.19 Insurance. Except as set forth in Section 3.19 of the Target Diligence Letter: (a) Target maintains no insurance policies other than the true, complete and correct list of each insurance policy maintained by Target relating to its properties, assets, business, projects and directors, officers, employees or agents as set forth in Section 3.19 of the Target Diligence Letter; (b) such insurance policies are in full force and effect, have been issued by insurers of recognized responsibility and insure against such losses and risks, and in such amounts, on both a per occurrence and an aggregate basis, as are customary in the case of corporations engaged in the same or similar business and similarity situated; (c) Target has not received any notice or communication, either oral or written (i) regarding the actual or possible cancellation or invalidation of any of such policies or regarding any actual or possible adjustment in the amount of premiums payable with respect to any of said policies; (ii) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of such policies; (iii) that Target will be unable to renew its existing insurance coverage as and when the same shall expire; or (iv) that the issuer of any such policies may be unwilling or unable to perform any of its obligations thereunder; (d) there is no pending claim under any of Target’s insurance policies, and no event has occurred or condition or circumstance exists that might (with or without notice or lapse of time), directly or indirectly, give rise to, or serve as a basis for, any such claim; and (e) Target is not in default with respect to any provision contained in any of its insurance policies, and Target has not failed to give any notice or present any presently existing claims under any of its insurance policies in due and timely fashion.
     Section 3.20 Employees. Except as set forth in Section 3.20 of the Target Diligence Letter:
     Section 3.20.1 (a) Target has no employees other than those set forth in the true, complete and correct list set forth in Section 3.20 of the Target Diligence Letter of (i) each employee of Target, together with such employee’s job title or classification, amount of annual compensation as of the date hereof, total compensation paid during calendar year 2005 and amounts and forms of fringe and severance benefits; and (ii) each consultant, contractor or subcontractor of Target during calendar year 2005 or 2006 and for which a Form 1099 has been, or will be required to be, filed, together with such consultant’s, contractor’s or subcontractor’s name and amount of annual compensation as of the date hereof; and (b) none of such Persons has an employment agreement or understanding with Target, whether oral or written, that is not terminable upon notice by Target without cost or other Liability to Target.
     Section 3.20.2 To the Knowledge of Target, no key employee or independent contractor and no group of Target’s key employees or independent contractors has any plans to terminate his, her or its employment or relationship as an employee or independent contractor with Target, nor does Target have any present intention to terminate the employment of any key employee or independent contractor, or group of employees or independent contractors.
     Section 3.20.3 To the Knowledge of Target, no employee of Target is a party to or is otherwise bound by any agreement or arrangement (including without limitation confidentiality agreements, noncompetition agreements, licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or Governmental Authority: (a) that would conflict with such employee’s ability to perform his or her duties as an employee of Target; or (b) that would conflict with Target’s business as now conducted or as proposed to be conducted.
     Section 3.20.4 (a) Target is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed through the date hereof or amounts required to be reimbursed to them through the date hereof; (b) Target is in compliance with all applicable Laws respecting employment, fair employment practices, labor, payment and termination of labor, terms and conditions of employment, workers’ compensation, nondiscrimination, immigration, benefits, collective bargaining, occupational safety, plant closings, wages and hours and the payment of social security and similar Taxes; and (c) to the Knowledge of Target, no present or former director, officer, employee or consultant of Target is in violation in any material respect of any term of any employment contract, non-disclosure agreement, non-competition agreement or restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
     Section 3.20.5 (a) Target is neither bound by nor subject to (and none of its assets or properties is bound by or subject to) any written or oral commitment or arrangement with any labor union, and no labor union has, to the Knowledge of Target, sought to represent any of Target’s employees, representatives or agents; and (b) during the last five years, there has been no: (i) collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association applicable to the employees of Target; (ii) unfair labor practice complaint pending or, to the Knowledge of Target, threatened against Target before the National Labor Relations Board or any other federal, state local or foreign agency; (iii) pending or, to the Knowledge of Target, threatened strike, slow-down, work stoppage, lockout or other collective labor Litigation by or with respect to any employees of Target; or (iv) pending or, to the Knowledge of Target, threatened representation question or union or labor organizing activities with respect to employees of Target nor is Target subject to any legal duty to bargain with any labor organization on behalf of any employee of Target.
     Section 3.20.6 (a) Target does not, formally or informally, have a custom or practice of paying severance payments to employees; and (b) Target has no (i) agreements with directors, officers or employees of or consultants to Target committing it to make severance payments in the event of termination or additional bonus payments upon the completion of the Merger; or (ii) written severance programs or policies with or relating to its employees.
     Section 3.21 Employee Benefit Plans. Except as set forth in Section 3.21 of the Target Diligence Letter:
     Section 3.21.1 (a) Target has no (i) deferred compensation, bonus, incentive compensation, stock purchase, stock option or other equity or equity-based compensation plans, programs, agreements or arrangements; severance or termination pay, medical, surgical, hospitalization, life insurance or other “welfare plans,” funds or programs (within the meaning of Section 3(1) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (ii) profit-sharing, stock bonus or other “pension plans,” funds or programs (within the meaning of Section 3(2) of ERISA); (iii) employment, “change in control,” termination or severance agreements; or (iv) other material employee benefit plans, funds, programs, agreements or arrangements (collectively, “Employee Benefit Plans”), in each case, that is, or was within the past six years, sponsored, maintained or contributed to or required to be contributed to by Target or by any trade or business, whether or not incorporated, that together with Target would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”), or to which Target or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee, officer, director or consultant of Target; and (b) neither Target nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any material employee benefit plan that would affect any current or former employee, officer, director or consultant of Target.
     Section 3.21.2 Neither Target nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time within the last six years sponsored, maintained, contributed to or had an obligation to contribute to, any “multiemployer plan,” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA or comparable provisions of any other applicable Law or any pension plan (as defined in Section 3(2) of ERISA) subject to Part 3 of Title I of ERISA, or Title IV of ERISA, or Section 412 of the Code.
     Section 3.21.3 The consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not: (a) entitle any current or former employee, director, officer or consultant of Target to severance pay, unemployment compensation, loan forgiveness or any other payment; or (b) accelerate the time of payment or vesting, or increase the amount of, any compensation or benefits due any such employee, director, officer or consultant.

     Section 3.21.4 Target does not sponsor, contribute to or have any Liability with respect to any employee benefit plan, program or arrangement that provides or provided benefits to employees who perform or performed services for Target outside of the United States.
     Section 3.21.5 There is no agreement, contract, plan or arrangement to which Target is a party that may result, separately or in the aggregate, in the payment of any amount by Target that is not deductible under Section 404 of the Code or that may be an “excess parachute payment” within the meaning of Section 280G of the Code and no action by Target, whether pursuant to this Agreement or otherwise, shall result in the making of any such payment.
     Section 3.22 No Illegal Payments. Except as set forth in Section 3.22 of the Target Diligence Letter, neither Target nor any officer, director or agent of Target, nor any other Person acting on behalf of Target, nor any Affiliate or immediate family member of any of the foregoing, has (a) used any corporate or other funds of Target for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds, in violation of any applicable Law; (b) made any payment for the account or benefit, or using funds, of Target in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) accepted or received any unlawful contributions, payments, expenditures or gifts; or (d) made any false or fictitious entries in the books and records of Target.
     Section 3.23 Tax Treatment. Except as set forth in Section 3.23 of the Target Diligence Letter, Target has not taken, agreed to take or failed to take any action, and has no Knowledge of any fact, agreement, plan or other circumstances, that is or would be reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code.
     Section 3.24 Loans and Advances. Except as set forth in Section 3.24 of the Target Diligence Letter: (a) no director, officer or employee of Target or member of his or her immediate family is currently indebted to Target, other than as a result of advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Target policy; (b) to the Knowledge of Target, as of the date hereof none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, or any firm or corporation that competes with Target; and (c) no director, officer or employee of Target and no member of the immediate family of any director, officer or employee of Target is directly or indirectly interested in any Target Scheduled Contract with Target.
     Section 3.25 Related-Party Transactions. Except as set forth in Section 3.25 of the Target Diligence Letter: (a) neither any Affiliate nor any director, officer or employee, or any immediate family member thereof, or any corporation, limited liability company, partnership, trust or other entity in which any such Person is a director, officer, trustee, partner or holder of more than 5% of the outstanding equity interests thereof (collectively, “Related Parties”), with respect to Target is a party to, or during the past two years has been a party to, any material transaction with Target, including without limitation any issuance of Target Common Stock or any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person, other than employment-at-will arrangements in the ordinary course of business, consistent with past practice; (b) none of the foregoing Persons has any direct or indirect ownership interest in any Affiliate of Target, any Person with which Target has a business relationship or any Person that competes with Target; (c) the terms of each of the transactions described in Section 3.25 of the Target Diligence Letter are no less favorable to Target than the terms that would be available for similar transactions with unrelated third parties; and (d) each issuance, if any, of shares of Target Common Stock to any Related Party with respect to Target has been in exchange for consideration equal to or exceeding the fair market value of such shares.
     Section 3.26 Assumptions and Guaranties of Indebtedness. Except as set forth in Section 3.26 of the Target Diligence Letter, Target has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any indebtedness of any other Person (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds for payment, supply funds to or otherwise invest in such Person, or otherwise to assure any creditor of such Person against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, consistent with past practice.
     Section 3.27 No Brokers. Except as set forth in Section 3.27 of the Target Diligence Letter, no broker, finder, agent, intermediary, investment banker or other Person (other than attorneys and accountants) is entitled to any brokerage, finder’s, agent’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Target.
     Section 3.28 Offerings. Except as set forth in Section 3.28 of the Target Diligence Letter: (a) Target has complied with the 1933 Act and all applicable state securities Laws in connection with the offer, issuance and sale of all previously issued Target Common Stock; (b) all such offers, issuances and sales were conducted pursuant to valid exemptions from the registration requirements of the 1933 Act and any applicable state securities Laws, and neither Target nor any authorized agent acting on its behalf has taken any action that would reasonably be expected to result in the loss of such exemptions or is currently taking any action to cure any failure of Target to comply with such securities Laws; (c) Target will comply with the 1933 Act and all applicable state securities Laws for any and all securities it issues to any Person during the Interim Period; and (d) neither Target nor any authorized agent acting on its behalf has offered any Target Common Stock to any Person by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media or at any seminar or meeting whose attendees were solicited by such means.
     Section 3.29 Information Supplied.
     Section 3.29.1 None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in the Proxy Statement or the Registration

Statement, or any amendments or supplements thereto, will, at (a) the time the Registration Statement is declared effective; (b) the time the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Shareholders or the Target Shareholders; (c) the time of the Parent Shareholders’ Meeting; or (d) the Effective Time, contain any untrue statement of material fact or any statement that, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact regarding Target required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading due to Target’s failure to disclose such material fact to Parent.
     Section 3.29.2 Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied or to be supplied by Target for inclusion or incorporation by reference in the the Proxy Statement or the Registration Statement.
     Section 3.30 Disclosure. No representation or warranty by Target contained in this Agreement, and no statement of Target contained in the Target Diligence Letter or any other Target Document, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein, not false or misleading.
Article IV.
Representations and Warranties of Parent and Merger Sub
          Parent and Merger Sub hereby jointly and severally represent and warrant to Target that, except as set forth in the Diligence Letter furnished by Parent to Target simultaneously with the execution hereof (the “Parent Diligence Letter”), the statements contained in this Article IV are true, complete and correct as of the date hereof, and will be true and correct as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date).
     Section 4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Neither Parent nor Merger Sub is qualified or licensed to do business, and neither Parent nor Merger Sub is required to be qualified or licensed to do business, in any other jurisdiction.
     Section 4.2 Governing Documents; Corporate Records. Copies of the articles of incorporation and by-laws of each of Parent and Merger Sub (collectively, the “Parent Governing Documents”) heretofore delivered to Target are true, complete and correct copies of such instruments as in effect as of the date hereof, and there will be no amendments to the Parent Governing Documents between the date hereof and the Effective Time except as expressly set forth herein. The Parent Governing Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any material provision of the Parent Governing Documents.

Except as set forth in Section 4.2 of the Parent Diligence Letter, the books and records, minute books, stock record books and other similar records of Parent and Merger Sub, all of which have been delivered to Target, are true, complete and correct in all material respects.
     Section 4.3 Corporate Power and Authority; Vote Required.
     Section 4.3.1 Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other document contemplated hereby to which it is a party (each, a “Parent Document” and collectively, the “Parent Documents”). Subject to obtaining the Parent Shareholder Approval, the execution and delivery by Parent of this Agreement and each of the Parent Documents, the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub (including without limitation approval by Parent as sole shareholder of Merger Sub), and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or any of the Parent Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by Target, constitutes legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Parent Documents, assuming the due authorization, execution and delivery thereof by each party thereto at the Closing, will constitute legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 4.3.2 The Parent Board has unanimously (a) approved and declared advisable the Merger, this Agreement and each of the Parent Documents, and the transactions contemplated hereby and thereby; and (b) directed that a proposal to enter into this Agreement and each of the Parent Documents and to consummate the transactions contemplated hereby and thereby be submitted to the Parent Shareholders for their approval, with the Parent Board’s recommendation that the Parent Shareholders approve and adopt such proposal.
     Section 4.3.3 The only vote of the holders of any class or series of Parent’s capital stock necessary to approve and adopt the proposal referenced in Section 4.3.2(b) is the affirmative vote, at a meeting duly called and held, of the holders of a majority of the shares of Parent Common Stock entitled to vote thereon represented, in person or by proxy, at such meeting (the “Parent Shareholder Approval”), in accordance with the provisions of the Parent Governing Documents and applicable Laws.
     Section 4.3.4 The sole director of Merger Sub has (a) approved and declared advisable the Merger, this Agreement and each of the Parent Documents, and the transactions contemplated hereby and thereby; and (b) directed that a proposal to enter into this Agreement and each of the Parent Documents and to consummate the transactions contemplated hereby and thereby be submitted to Parent, as the sole shareholder of Merger Sub, for its approval, with such sole director’s recommendation that Parent approve and adopt such proposal.
     Section 4.3.5 The only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve and adopt the proposal referenced in Section 4.3.4(b) is the affirmative vote by written consent in lieu of any meeting of Parent as the sole shareholder of Merger Sub in accordance with the provisions of the Parent Governing Documents and applicable Laws.
     Section 4.4 Capitalization.
     Section 4.4.1 The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which there were 3,807,417 shares issued and outstanding, held by 831 shareholders of record, as of July 1, 2006; and 10,000,000 shares of Parent Preferred Stock, of which there are no shares issued and outstanding as of the date hereof. Each of the outstanding shares of Parent Common Stock (a) has been offered and sold in compliance with all applicable securities Laws; (b) has been duly authorized and validly issued in compliance with all applicable Laws, the provisions of the Parent Governing Documents and all requirements set forth in contracts; (c) is fully paid and nonassessable; and (d) is free of preemptive rights. Except as set forth below, no shares of Parent Common Stock or Parent Preferred Stock are, and at the Effective Time no shares of Parent Common Stock or Parent Preferred Stock will be, reserved for any purpose. As of the date hereof, 5,381,019 shares of Parent Common Stock are issuable (and such number was reserved for issuance) upon exercise of (i) options to purchase Parent Common Stock; or (ii) asset-for-stock purchase agreements for Parent Common Stock (collectively, “Parent Options”) outstanding, a true, complete and correct list of which is set forth in Section 4.4.1 of the Parent Diligence Letter. Except as set forth in Section 4.4.1 of the Parent Diligence Letter, no shares of Parent Common Stock are, and at the Effective Time no shares of Parent Common Stock will be, reserved for any purpose. Prior to the filing of the Registration Statement, each outstanding share of Parent Common Stock (a) will have been offered and sold in compliance with all applicable securities Laws; (b) will have been duly authorized and validly issued in compliance with all applicable Laws, the provisions of the Parent Governing Documents and all requirements set forth in contracts; (c) will be fully paid and nonassessable; and (d) will be free of preemptive rights. The Parent Common Stock is, and at the Effective Time will be, quoted on the OTC Bulletin Board under the ticker symbol “TBXC.” There are no declared or accrued but unpaid dividends or distributions with respect to any shares of Parent Common Stock.

     Section 4.4.2 The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated hereby, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any applicable Laws, provision of the Parent Governing Documents or requirements set forth in applicable contracts.
     Section 4.4.3 Except as set forth in Section 4.4.3 of the Parent Diligence Letter, as of the date hereof, except for outstanding and unexercised Parent Options to purchase not more than 5,381,019 shares of Parent Common Stock pursuant to any equity incentive plan of Parent, or any other plan, agreement, or arrangement of Parent in existence on the date hereof (collectively, the “Parent Stock Option Plans”): (a) there are no outstanding options or warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, agreements, arrangements or commitments) to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound (i) relating to the issued or unissued Parent Common Stock; (ii) obligating Parent or Merger Sub to issue, deliver, sell, repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired or disposed of, any shares of Parent Common Stock; (iii) obligating Parent or Merger Sub to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (iv) obligating Parent to grant, issue or sell any shares of Parent Common Stock by sale, lease, license or otherwise; (b) no shares of Parent Common Stock are subject to repurchase rights, vesting or similar restrictions as of the date hereof; (c) Parent is not a party to any, and as of the date hereof, to the Knowledge of Parent, there are no other, voting trusts, proxies or other agreements or understandings with respect to the voting interests of Parent; and (d) there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which (i) Parent is or could be required to register the offer or sale of shares of Parent Common Stock or other securities under the 1933 Act; or (ii) any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Parent. Except as set forth in Section 4.4.3 of the Parent Diligence Letter, there are no Parent Options other than those issued pursuant to Parent Stock Option Plans, and Parent has provided to Target true, correct, and complete copies of all Parent Stock Option Plans.
     Section 4.4.4 Except as set forth in Section 4.4.4 of the Parent Diligence Letter, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of Parent Common Stock to which Parent is a party or by which Parent is bound.
     Section 4.5 Subsidiaries; Merger Sub; No Prior Activities.
     Section 4.5.1 Parent has no Subsidiaries other than Merger Sub. Except as set forth in Section 4.5 of the Parent Diligence Letter, Parent does not hold or own, directly or indirectly, has not agreed to purchase or otherwise acquire and does not hold any interest convertible into or exchangeable or exercisable for any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person

(other than Merger Sub), and there are no outstanding contractual obligations of Parent to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to the obligations of, any other Person.
     Section 4.5.2 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
     Section 4.5.3 All of the outstanding capital stock of Merger Sub is owned directly by Parent, free and clear of all Liens. There are no outstanding options or warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, agreements, arrangements or commitments) to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound (a) relating to the issued or unissued capital stock of Merger Sub; (b) obligating Merger Sub to issue, deliver, sell, repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired or disposed of, any shares of capital stock of Merger Sub; (c) obligating Merger Sub to grant, issue or sell any shares of capital stock of Merger Sub by sale, lease, license or otherwise. There are no shares of capital stock of Merger Sub subject to repurchase rights, vesting or similar restrictions. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which (i) Merger Sub is or could be required to register the offer or sale of shares of capital stock of Merger Sub or other securities under the 1933 Act; or (ii) any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Merger Sub.
     Section 4.5.4 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement or any Ancillary Document, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 4.6 No Violation. The execution and delivery of this Agreement and each of the Parent Documents by Parent and Merger Sub do not, and neither the performance by Parent and Merger Sub of their obligations hereunder and thereunder nor the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby will, (a) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provisions of the Parent Governing Documents as in effect at the Effective Time; (b) assuming compliance with the matters referred to in Section 4.7, conflict with or violate any Law or judgment applicable to Parent or Merger Sub or by or to which any of their respective assets or properties is bound or subject; (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any of Parent’s or Merger Sub’s assets or properties; or (d) assuming compliance with the matters referred to in Section 4.7, require any consent or other action by any Person under, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, change in control, amendment, modification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any of Parent’s or Merger Sub’s assets or properties, acceleration or cancellation of, or require payment under, or result in a loss of any benefit to which Parent or Merger Sub is entitled or the creation of any Lien (other than Permitted Liens) on any of Parent’s or Merger Sub’s assets or properties pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by or to which Parent or Merger Sub or any of their respective assets or properties is bound or subject, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, or any notice or other action the absence of which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.
     Section 4.7 Approvals. No Approval or declaration of, filing or registration with or notification to any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (a) such Approvals, declarations, filings, registrations and notifications that if not made, obtained or given would not reasonably be expected to have a Parent Material Adverse Effect; (b) the filing of the Certificate of Merger with the Secretaries of State of the States of Texas and Nevada; (c) the Parent Shareholder Approval; or (d) as is required under the Exchange Act, the 1933 Act, any applicable state securities Laws or the rules and regulations of the NASD.
     Section 4.8 SEC Filings; Financial Statements.
     Section 4.8.1 Except as set forth in Section 4.8.1 of the Parent Diligence Letter: (a) Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under applicable securities Laws during the past three years (collectively, the “Parent SEC Filings”); and (b) each Parent SEC Filing, at the time it was filed with the SEC, complied in all material respects with the requirements of applicable securities Laws, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading, except to the extent corrected by a subsequent Parent SEC Filing filed prior to the Effective Time.
     Section 4.8.2 Parent has no Liabilities, except (a) Liabilities provided for in the Parent Financial Statements (other than Liabilities that, in accordance with GAAP, need not be disclosed); (b) Liabilities (including accounts payable) incurred since May 31, 2006 in the ordinary course of business consistent with past practice that are no greater than $2,500 in the aggregate; (c) such other Liabilities that are no more than $500 individually or $2,500 in the aggregate; or (d) as set forth in Section 4.8.2 of the Parent Diligence Letter. To the Knowledge of Parent, there is no basis for the assertion against Parent or Merger Sub of any Liabilities not adequately reflected or reserved against in the Parent Financial Statements.
     Section 4.8.3 Each of the consolidated financial statements contained in the Parent SEC Filings and each of the Parent Financial Statements (including, in each case,

any notes thereto) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, which were not material). The books and records of Parent have been, and are being, maintained in accordance with applicable legal and accounting requirements, and fairly and accurately set out and disclose in all material respects the financial condition and results of operations of Parent at the date hereof. All financial transactions relating to Parent have been accurately recorded in such books and records and the minute books of Parent contain all records of the meetings and proceedings of the Parent Board and the Parent Shareholders.
     Section 4.8.4 At the time of delivery pursuant to Section 5.15, the Parent Financial Statements will present fairly the financial condition and results of operations of Parent at such dates and for the respective periods indicated in such Parent Financial Statements and will have been prepared from, and in accordance with, the information contained in the books and records of Parent, which have been regularly kept and maintained in accordance with Parent’s normal and customary practices and applicable accounting practices, and will have been prepared in accordance with GAAP, except as otherwise stated in the notes thereto. The Parent Financial Statements will not contain any items of a special or nonrecurring nature, except as expressly stated therein.
     Section 4.8.5 Except as set forth in Section 4.8.5 of the Parent Diligence Letter, since Parent’s quarterly report on Form 10-Q for the quarter ended August 31, 2006, neither Parent nor Merger Sub has incurred any material Liability of the type required to be set forth on a balance sheet of Parent or Merger Sub, or the notes thereto prepared in accordance with GAAP, except (a) Liabilities incurred in the ordinary course of business and consistent with past practice; (b) as may be shown, accrued or reserved against in the Parent SEC Filings or reflected in the Parent Financial Statements, or in the notes thereto; or (c) Liabilities incurred in connection with this Agreement; provided, that all Liabilities of the type described in clauses (a), (b) and (c) above would not, individually or in the aggregate, result in a Parent Material Adverse Effect and do not exceed in the aggregate $50,000, and none of such Liabilities results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, tort, breach of warranty, infringement or violation of Law.
     Section 4.8.6 There are no outstanding loans by Parent to any of the Parent Shareholders or to any director or officer of Parent.
     Section 4.8.7 Except as set forth in Section 4.8.7 of the Parent Diligence Letter, Parent is in compliance with Rule 13a-15 under the Exchange Act.
     Section 4.9 Ordinary Course Operations. Except as set forth in the Parent SEC Filings filed through the date hereof, since November 30, 2005, Parent has conducted its business in the ordinary course, consistent with past practice, and Parent has not taken any of the actions set forth in Section 5.2 except as permitted pursuant to Section 5.2.
     Section 4.10 Absence of Litigation. Except as set forth in Section 4.10 of the Parent Diligence Letter: (a) there is no Litigation pending or, to the Knowledge of Parent, threatened by any Person against or relating to Parent, Merger Sub or any of their respective officers, directors, employees (based on events allegedly occurring during the course of employment) or agents (in their capacities as such) or to which any of Parent’s assets, properties or rights is subject or for which Parent or Merger Sub is obligated to indemnify any third party; (b) there is no reason to believe that any such Litigation may be brought or threatened against Parent, Merger Sub or any of their respective officers, directors, employees (based on events allegedly occurring during the course of employment) or agents (in their capacities as such); (c) there is no investigation or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective officers, directors, employees (based on events allegedly occurring during the course of employment) or agents (in their capacities as such) or their properties (tangible or intangible) or for which Parent or Merger Sub is obligated to indemnify any third party; (d) no Governmental Authority has at any time during the last three years provided Parent with written notice challenging or questioning in any material respect the legal right of Parent to conduct its operations as conducted at such time or as presently conducted; (e) neither Parent nor Merger Sub is subject to or bound by (i) any currently existing or outstanding judgment, order, writ, injunction, decree, ruling or charge, or any continuing order, finding or consent decree of, or settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority or arbitrator, including without limitation cease-and-desist or other orders; or (ii) any settlement agreement or other similar written agreement with ongoing obligations for Parent or Merger Sub; and (f) neither Parent nor Merger Sub has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage that may be material to its business, prospects, financial condition, operations, property or affairs.
     Section 4.11 Compliance with Laws. Except as set forth in Section 4.11 of the Parent Diligence Letter: (a) each of Parent and Merger Sub is currently complying with and has at all times since January 1, 2003 complied in all respects with all applicable Laws (other than Environmental Laws, which are addressed under Section 4.13) applicable thereto, including without limitation those applicable by virtue of a contractual relationship with a third party; and (b) neither Parent nor Merger Sub is in violation of or in default under, and to the Knowledge of Parent, no event has occurred that, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority.
     Section 4.12 Permits. Section 4.12 of the Parent Diligence Letter sets forth a complete and accurate listing of all Permits (other than Permits required under Environmental Laws, which are addressed under Section 4.13) necessary for Parent to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Parent Permits”). Except as set forth in Section 4.12 of the Parent Diligence Letter: (a) Parent is in possession of all such Parent Permits; (b) there is no Litigation pending or threatened regarding suspension or cancellation of any of the Parent Permits; and (c) to the Knowledge of Parent, all such Parent Permits are valid and in full force and effect.

     Section 4.13 Environmental Matters. Except as set forth in Section 4.13 of the Parent Diligence Letter: (a) Parent and Merger Sub are, and at all times have been, in compliance with all applicable Environmental Laws (which compliance includes without limitation the possession by Parent or Merger Sub of all Parent Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof); (b) neither Parent nor Merger Sub has received any written communication alleging that Parent or Merger Sub is not so in compliance, and there is no past or present Litigation, activity, circumstance, condition, event or incident that may prevent or interfere with such compliance in the future; (c) there are no Parent Permits or other governmental authorizations currently held, or required to be held, by Parent or Merger Sub pursuant to applicable Environmental Laws; (d) there is no material Environmental Claim pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, against any Person with respect to whom Parent or Merger Sub has or may have retained or assumed any Liability for any Environmental Claim, either contractually or by operation of Law; and (e) there is no past or present Litigation, activity, circumstance, condition, event or incident, including without limitation, the Release, threatened Release or presence of any Hazardous Material, that reasonably would be expected to form the basis of a material Environmental Claim against Parent or Merger Sub, or to the Knowledge of Parent, against any Person with respect to whom Parent or Merger Sub has or may have retained or assumed any Liability for any Environmental Claim, either contractually or by operation of Law.
     Section 4.14 Oil and Gas Matters.
     Section 4.14.1 Leases. Section 4.14.1 of the Parent Diligence Letter sets forth a complete and accurate listing of Parent’s interest in each of the Leases. Except as set forth in Section 4.14.1 of the Parent Diligence Letter: (a) each of the Leases (i) is in full force and effect; (ii) is valid and subsisting; (iii) covers the entire estates it purports to cover; and (iv) contains no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Oil & Gas Interests; and (b) Parent has never been advised directly or indirectly by any lessor under any Lease or by any other Person of any default under any Lease, or of any requirements or demands to drill additional wells on any of the Lands other than those described in Section 4.14.1 of the Parent Diligence Letter.
     Section 4.14.2 Wells. Section 4.14.2 of the Parent Diligence Letter sets forth a complete and accurate listing of Parent’s interest in each of the Wells.
     Section 4.14.3 Reserve Report. Except as set forth in the Reserve Report, a true, complete and correct copy of which is set forth in Section 4.14.3 of the Parent Diligence Letter, Parent has no information or Knowledge with respect to any of the Leases or the Wells that has not been fully disclosed to Target prior to the date hereof.
     Section 4.14.4 Oil & Gas Contracts. Section 4.14.4 of the Parent Diligence Letter sets forth a complete and accurate listing of each operating agreement, royalty agreement, production sales contract, assignment, division order and other agreement or contract to which Parent is a party pertaining to any of the Oil & Gas Interests. Except as set forth in Section 4.14.4 of the Parent Diligence Letter: (a) Parent is not in default under any of the Oil & Gas Contracts; (b) there are no contracts or other agreements besides the Oil & Gas Contracts pertaining to the Oil & Gas Interests that require any further action on the part of Parent or require Parent to perform any obligations thereunder; and (c) except as specifically indicated in the Oil & Gas Contracts, no Hydrocarbons produced from any of the Oil & Gas Interests are subject to any sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of such Hydrocarbons, and no Person has any option to purchase, call upon or similar right with respect to any of the Oil & Gas Interests or to any production therefrom.
     Section 4.14.5 Payment of Royalties. Except as set forth in Section 4.14.5 of the Parent Diligence Letter, All royalties, rentals and other payments due under any of the Leases have been properly and timely paid, and all conditions to be performed or complied with by Parent in order to keep the Leases in full force and effect have been fully performed or complied with by Parent as required therein.
     Section 4.14.6 Gas Imbalances and Prepayment. Except as set forth in Section 4.14.6 of the Parent Diligence Letter, Parent is not obligated, by virtue of any prepayment, “take or pay,” production payment or other agreement or arrangement to deliver any Hydrocarbons to any Person at any time after the date hereof without then or thereafter receiving full payment therefor.
     Section 4.14.7 No Well Abandonments or AFE’s. Except as set forth in Section 4.14.7 of the Parent Diligence Letter, during the last year, (a) Parent has not abandoned or agreed to abandon, and to the Knowledge of Parent, no other Person has abandoned or agreed to abandon, any of the Wells; (b) no proposal made by Parent, or to the Knowledge of Parent made by any other Person, other than where substantially all work was completed prior to the date hereof, has been approved, or is outstanding pending approval, to deepen, plug back or rework any of the Wells, or to drill any new well or wells on any of the Lands, or to conduct any other operations with respect to the Lands or the Leases, for which consent is required under the applicable Oil & Gas Contract; (c) no such operations, other than where substantially all work was completed prior to the date hereof, have been conducted or are being conducted; and (d) Parent has not received any request for authorization for expenditures that would (i) require the drilling of wells or other development operations in order to earn or to continue to hold all or any portion of the Leases or Wells; or (ii) obligate Parent to make payments of any amounts in connection with the drilling of wells or other capital expenditures affecting the Leases or Wells.
     Section 4.15 Title to Oil & Gas Interests. As of the Effective Time, Parent will have good and marketable title to the Oil & Gas Interests, free and clear of all Liens (except for Permitted Liens). The Oil & Gas Interests entitle Parent to receive not less than the undivided Net Revenue Interest described in Section 4.14.1 or 4.14.2 of the Parent Diligence Letter of all indicated Hydrocarbons produced, saved and marketed from or attributable to the Lands and all Wells located thereon or attributable thereto through the plugging, abandonment and salvage of such Wells. Except as set forth in Sections 4.14.1 and 4.14.2 of the Parent Diligence Letter: (a) Parent’s obligation to bear costs and expenses relating to the development of and operations on the Leases, Lands and Wells located thereon or attributable thereto is not, and, through the plugging, abandonment and salvage of such Wells, shall not be, greater than the “Operating Interests” set forth in Section 4.14.1 or 4.14.2 of the Parent Diligence Letter; and (b) Parent has not abandoned or failed to maintain any of the Oil & Gas Interests.
     Section 4.16 Real Property. Except as set forth in Section 4.16 of the Parent Diligence Letter: (a) Parent does not currently own or ground lease, and has never owned or ground leased, any real property; (b) Target has no leases, subleases, licenses or other agreements (such leases, subleases, licenses and other agreements listed in Section 3.14 of the Target Diligence Letter, including all amendments, modifications or supplements with respect thereto, collectively, the “Parent Real Property Leases”), under which Parent or Merger Sub uses or occupies or has the right to use or occupy any real property that provides for payments in excess of $50,000 per annum (the land, buildings and other improvements covered by the Parent Real Property Leases and any other rights of the tenant thereunder being herein called the “Parent Leased Real Property”), including the address of the premises demised under each Parent Real Property Lease and the landlord, rent and use thereof; (c) each of the Parent Real Property Leases is a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (d) Parent has not subleased any of the Parent Leased Real Property or given any third party any license or other right to occupy any portion of the Parent Leased Real Property; (e) neither the operations of Parent on the Parent Leased Real Property nor, to the Knowledge of Parent, such Parent Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or classification or statute relating to the particular property or such operations; (f) Parent has delivered or otherwise made available to Target a true, complete and correct copy of each of the Parent Real Property Leases, and (i) Parent has not has waived any term or condition thereof, and all material covenants to be performed by Parent thereunder prior to the Closing Date, or, to the Knowledge of Parent, any other party to any Parent Real Property Lease, have been performed in all material respects; (ii) Parent is current (and not late) with respect to all rental payments due thereunder; (iii) no security deposit or portion thereof deposited with respect to any Parent Real Property Lease has been applied in respect of a breach or default thereunder that has not been redeposited in full; and (iv) Parent has not collaterally assigned or granted any security interest in any Parent Real Property Lease or any interest therein; and (g) the Parent Leased Real Property is in good operating condition, normal wear and tear accepted, is reasonably fit and useable for the purpose for which it is being used, is adequate and sufficient for Parent’s business, and conforms in all material respects to all applicable Laws.
     Section 4.17 Personal Property; Assets. Except as set forth in Section 4.17 of the Parent Diligence Letter: (a) Parent does not own any equipment or fixtures having a book value in excess of $10,000 that (i) were purchased by Parent or Merger Sub since May 31, 2006; or (ii) are owned by third Persons, including any customers of Parent, and used by Parent in its business; (b) neither Parent nor Merger Sub is a party to, and neither Parent nor Merger Sub, nor any of their respective properties or assets, are bound by, any lease, sublease, license or other similar agreement with respect to personal property and equipment that provides for payments in excess of $5,000 per annum; (c) Parent has good, legal and marketable title to all of its personal property and assets (collectively, the “Parent Assets”), free and clear of all Liens (except for Permitted Liens); (d) the Parent Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible, necessary to conduct Parent’s business as it is now being conducted; (e) all material items of personal property and assets owned by Parent or Merger Sub are in good operating condition, normal wear and tear excepted; are reasonably fit and usable for the purposes for which they are being used; are adequate and sufficient for Parent’s or Merger Sub’s business, as applicable; and conform in all material respects with all applicable Laws; and (f) the carrying value of Parent’s and Merger Sub’s assets in the Parent Financial Statements is not overstated in any material respect.
     Section 4.18 Scheduled Contracts; No Default. Except as set forth in Section 4.18 of the Parent Diligence Letter:
     Section 4.18.1 (a) Parent is not a party to any material agreement other than those set forth in the true, complete and correct list of all written agreements (including all amendments thereto) to which Parent is a party or a beneficiary or by which Parent or any of its assets or properties is bound as shown in Section 4.18.1 of the Parent Diligence Letter, including without limitation: (i) any contract involving an investment by Parent in any Person other than Merger Sub; (ii) any contract of Parent that involves a financing arrangement in excess of $50,000, other than purchase orders entered into in the ordinary course of business that contain customary terms and conditions; (iii) any employment agreement with any key officer or any employee of Parent or Merger Sub; (iv) any loan agreement, note, mortgage, indenture, security agreement or other agreement or instrument relating to the borrowing of money in excess of $50,000; (v) any agreement with any Affiliate of Parent; (vi) any contract that contains any material non-competition, exclusivity or similar restriction relating to the geographical area of operations or scope or type of business of Parent or Merger Sub; (vii) any contract relating to any acquisition or disposition of any capital stock or equity interest of Parent; (viii) any contract that requires stated payments in excess of $50,000 per annum; (ix) any contract that as of the date hereof would constitute a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act; and (x) any contract that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement (such contracts described in clauses (i) through (x) above, collectively, the “Parent Scheduled Contracts”); and (b) Parent has delivered to Target a true, complete and correct copy of each of the Parent Scheduled Contracts.
     Section 4.18.2 With respect to each Parent Scheduled Contract: (a) such Parent Scheduled Contract is legal, valid, binding and in full force and effect and enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (b) Parent has performed all of its obligations that have become due under such Parent Scheduled Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Parent, Merger Sub or, to the Knowledge of Parent, any other

Person under such Parent Scheduled Contract; (c) there has been no termination or notice of default or any threatened termination under such Parent Scheduled Contract; and (d) neither Parent nor Merger Sub has any present expectation or intention of terminating or not fully performing any of their respective obligations under such Parent Scheduled Contract.
     Section 4.18.3 None of the Parent Scheduled Contracts will require Approval from Parent’s counterparty with respect to the Merger, and the Merger will not result in a breach, termination, termination right or change in any right or obligation under any Parent Scheduled Contract.
     Section 4.18.4 None of the Parent Scheduled Contracts, and no other agreement, understanding or proposed transaction to which Parent is a party, is reasonably likely to cause a Parent Material Adverse Effect or affect Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby.
     Section 4.19 Intellectual Property Matters. Except as set forth in Section 4.19 of the Parent Diligence Letter: (a) neither Parent nor Merger Sub has any: (i) trademarks, trade names, brand names, service marks or other trade designations owned or licensed by or to Parent or Merger Sub; (ii) patents or copyrights owned or licensed to or by Parent or Merger Sub; (iii) license, royalty or assignment agreements; (iv) registrations or applications relating to any of the foregoing; or (v) agreements relating to technology, know-how or processes that Parent or Merger Sub is licensed or authorized to use, or that Parent or Merger Sub licenses or authorizes others to use; (b) no Person has asserted any claim that any activity or operation of Parent or Merger Sub infringes upon, misappropriates, dilutes, violates or otherwise involves, or has resulted in the infringement, misappropriation, dilution or violation of, any material proprietary right of such Person, and no proceedings have been instituted or are pending or, to the Knowledge of Parent, threatened that challenge the rights of Parent or Merger Sub with respect thereto; and (c) to the Knowledge of Parent, there is no reasonable basis for a claim regarding any of the foregoing.
     Section 4.20 Taxes. Except as set forth in Section 4.20 of the Parent Diligence Letter:
     Section 4.20.1 Each of Parent and Merger Sub has duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by them or with respect to their income, properties or operations, and all such Tax Returns are true, complete and correct in all material respects; and all Taxes of Parent and Merger Sub whether or not shown to be due on such Tax Returns have been timely paid in full.
     Section 4.20.2 Parent and Merger Sub have each, in accordance with all applicable Laws, withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

     Section 4.20.3 There are no Liens for Taxes upon any of the assets or properties of Parent.
     Section 4.20.4 Neither Parent nor Merger Sub has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of Parent or Merger Sub that are still in effect other than those that arise by filing a Tax Return by the extended due date.
     Section 4.20.5 There is no audit, action, suit, proceeding or investigation now pending, or, to the Knowledge of Parent, threatened with regard to any Tax or Tax Returns of Parent or Merger Sub; nor has Parent received written notice to the effect that, and Parent has no Knowledge that, any Governmental Authority intends to conduct such an audit or investigation.
     Section 4.20.6 All Tax deficiencies which have been claimed, proposed or asserted against Parent or Merger Sub by any Governmental Authority have been fully paid or are being contested in good faith by appropriate proceedings, are adequately reserved for in the Parent Financial Statements and are described in Section 4.20 of the Parent Diligence Letter.
     Section 4.20.7 Neither Parent nor Merger Sub has agreed, has proposed or is required to make any adjustments under Section 481(a) of the Code by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method).
     Section 4.20.8 Neither Parent nor Merger Sub is a party to any closing agreement with any Governmental Authority that would be binding on Parent or the Surviving Corporation after the Closing, and neither Parent nor Merger Sub is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities that would be binding on Parent or the Surviving Corporation after the Closing, and there are no outstanding requests for such rulings from any Governmental Authority.
     Section 4.20.9 Neither Parent nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnification or tax allocation or other similar contract or arrangement.
     Section 4.20.10 Parent has previously delivered or made available to Target true, complete and correct copies of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign income Taxes due from or with respect to Parent or Merger Sub; and (b) all United States federal income Tax Returns, and state income Tax Returns filed by Parent or Merger Sub (or, in each case, on its behalf) for tax periods ending on or after December 31, 2003.

     Section 4.20.11 Neither Parent nor Merger Sub (a) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which the common parent is Parent; or (b) has any Liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than Parent or Merger Sub), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
     Section 4.20.12 No written claim has been made within the past five years in a jurisdiction where Parent or Merger Sub does not file Tax Returns to the effect that Parent or Merger Sub is subject to taxation by such jurisdiction.
     Section 4.20.13 Neither Parent nor Merger Sub has distributed the stock of any corporation in a transaction intending to satisfy the requirements of Section 355 of the Code, and no stock of Parent or Merger Sub has been distributed in a transaction intending to satisfy the requirements of Section 355 of the Code.
     Section 4.20.14 Neither Parent nor Merger Sub shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income of Parent or Merger Sub that accrued in a prior taxable period but was not recognized in such prior taxable period as a result of (a) the installment method of accounting; (b) the long-term contract method of accounting; (c) a “closing agreement” as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax Law having similar effect); or (d) Section 481 of the Code (or any provision of any foreign, state or local Tax Law having similar effect).
     Section 4.20.15 Neither Parent nor Merger Sub has entered into any transaction that is a “reportable transaction” (as defined in Treasury Regulations Section 1.6011-4, as modified by Rev. Proc. 2004-68, Rev. Proc. 2004-67, Rev. Proc. 2004-66, Rev. Proc. 2004-65 and Rev. Proc. 2004-45).
     Section 4.21 Insurance. Except as set forth in Section 4.21 of the Parent Diligence Letter: (a) Parent maintains no insurance policies other than the true, complete and correct list of each insurance policy maintained by Parent or Merger Sub relating to their respective properties, assets, business, projects and directors, officers, employees or agents as set forth in Section 4.21 of the Parent Diligence Letter; (b) such insurance policies are in full force and effect, have been issued by insurers of recognized responsibility and insure against such losses and risks, and in such amounts, on both a per occurrence and an aggregate basis, as are customary in the case of corporations engaged in the same or similar business and similarity situated; (c) neither Parent nor Merger Sub has received any notice or communication, either oral or written (i) regarding the actual or possible cancellation or invalidation of any of such policies or regarding any actual or possible adjustment in the amount of premiums payable with respect to any of said policies; (ii) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of such policies; (iii) that Parent or Merger Sub will be unable to renew its existing insurance coverage as and when the same shall expire; or (iv) that the issuer of any such policies may be unwilling or unable to perform any of its obligations thereunder; (d) there is no pending claim under any of Parent’s or Merger Sub’s insurance policies, and no event has occurred or condition or circumstance exists that might (with or without notice or lapse of time), directly or indirectly, give rise to, or serve as a basis for, any such claim; and (e) neither Parent nor Merger Sub is in default with respect to any provision contained in any of their respective insurance policies, and neither Parent nor Merger Sub has failed to give any notice or present any presently existing claims under any of their respective insurance policies in due and timely fashion.
     Section 4.22 Employees. Except as set forth in Section 4.22 of the Parent Diligence Letter:
     Section 4.22.1 (a) Parent has no employees other than those set forth in the true, complete and correct list set forth in Section 4.22 of the Parent Diligence Letter of (i) each employee of Parent, together with such employee’s job title or classification, amount of annual compensation as of the date hereof, total compensation paid during calendar year 2005 and amounts and forms of fringe and severance benefits; and (ii) each consultant, contractor or subcontractor of Parent during calendar year 2005 or 2006 and for which a Form 1099 has been, or will be required to be, filed, together with such consultant’s, contractor’s or subcontractor’s name and amount of annual compensation as of the date hereof; and (b) none of such Persons has an employment agreement or understanding with Parent, whether oral or written, that is not terminable upon notice by Parent without cost or other Liability to Parent.
     Section 4.22.2 To the Knowledge of Parent, no key employee or independent contractor and no group of Parent’s key employees or independent contractors has any plans to terminate his, her or its employment or relationship as an employee or independent contractor with Parent, nor does Parent have any present intention to terminate the employment of any key employee or independent contractor, or group of employees or independent contractors.
     Section 4.22.3 To the Knowledge of Parent, no employee of Parent is a party to or is otherwise bound by any agreement or arrangement (including without limitation confidentiality agreements, noncompetition agreements, licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or Governmental Authority: (a) that would conflict with such employee’s ability to perform his or her duties as an employee of Parent; or (b) that would conflict with Parent’s business as now conducted or as proposed to be conducted.
     Section 4.22.4 (a) Parent is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed through the date hereof or amounts required to be reimbursed to them through the date hereof; (b) Parent is in compliance with all applicable Laws respecting employment, fair employment practices, labor, payment and termination of labor, terms and conditions of employment, workers’ compensation, nondiscrimination, immigration, benefits, collective bargaining, occupational safety, plant closings, wages and hours and the payment of social security and similar Taxes; and (c) to the Knowledge of Parent, no present or former director, officer, employee or consultant of Target is in violation in any material respect of any term of any employment contract, non-disclosure agreement, non-competition agreement or restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
     Section 4.22.5 (a) Parent is neither bound by nor subject to (and none of its assets or properties is bound by or subject to) any written or oral commitment or arrangement with any labor union, and no labor union has, to the Knowledge of Parent, sought to represent any of Parent’s employees, representatives or agents; and (b) during the last five years, there has been no: (i) collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association applicable to the employees of Parent; (ii) unfair labor practice complaint pending or, to the Knowledge of Parent, threatened against Parent before the National Labor Relations Board or any other federal, state local or foreign agency; (iii) pending or, to the Knowledge of Parent, threatened strike, slow-down, work stoppage, lockout or other collective labor Litigation by or with respect to any employees of Parent; or (iv) pending or, to the Knowledge of Parent, threatened representation question or union or labor organizing activities with respect to employees of Parent nor is Parent subject to any legal duty to bargain with any labor organization on behalf of any employee of Parent.
     Section 4.22.6 (a) Parent does not, formally or informally, have a custom or practice of paying severance payments to employees; and (b) Parent has identified in Section 4.22 of the Parent Diligence Letter and has made available to Target true and complete copies of (i) all agreements (including amendments thereto) with directors, officers or employees of or consultants to Parent or Merger Sub committing either of them to make severance payments in the event of termination or additional bonus payments upon the completion of the Merger; and (ii) all written severance programs and policies of Parent with or relating to its employees.
     Section 4.23 Employee Benefit Plans. Except as set forth in Section 4.23 of the Parent Diligence Letter:
     Section 4.23.1 (a) Parent has no Employee Benefit Plan that is, or was within the past six years, sponsored, maintained or contributed to or required to be contributed to by Parent or any ERISA Affiliate, or to which Parent or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee, officer, director or consultant of Parent or any Subsidiary of Parent; and (b) neither Parent nor Merger Sub, nor any ERISA Affiliate, has any commitment or formal plan, whether legally binding or not, to create any material employee benefit plan that would affect any current or former employee, officer, director or consultant of Parent or Merger Sub.
     Section 4.23.2 Neither Parent nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time within the last six years sponsored, maintained, contributed to or had an obligation to contribute to, any “multiemployer plan,” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA or comparable provisions of any other applicable Law or any pension plan (as defined in Section 3(2) of ERISA) subject to Part 3 of Title I of ERISA, or Title IV of ERISA, or Section 412 of the Code.
     Section 4.23.3 The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (a) entitle any current or former employee, director, officer or consultant of Parent or any Subsidiary of Parent to severance pay, unemployment compensation, loan forgiveness or any other payment; (b) accelerate the time of payment or vesting, or increase the amount of, any compensation or benefits due any such employee, director, officer or consultant.
     Section 4.23.4 Neither Parent nor any of its Subsidiaries sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides or provided benefits to employees who perform or performed services for Parent outside of the United States.
     Section 4.23.5 There is no agreement, contract, plan or arrangement to which Parent is a party that may result, separately or in the aggregate, in the payment of any amount by Parent or Merger Sub that is not deductible under Section 404 of the Code or that may be an “excess parachute payment” within the meaning of Section 280G of the Code and no action by Parent or any Subsidiary, whether pursuant to this Agreement or otherwise shall result in the making of any such payment.
     Section 4.24 No Illegal Payments. Except as set forth in Section 4.24 of the Parent Diligence Letter, neither Parent nor Merger Sub, nor any officer, director or agent of Parent or Merger Sub, nor any other Person acting on behalf of Parent or Merger Sub, nor any Affiliate or immediate family member of any of the foregoing, has (a) used any corporate or other funds of Parent or Merger Sub for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds, in violation of any applicable Law; (b) made any payment for the account or benefit, or using funds, of Parent or Merger Sub in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) accepted or received any unlawful contributions, payments, expenditures or gifts; or (d) made any false or fictitious entries in the books and records of Parent or Merger Sub.
     Section 4.25 Tax Treatment. Except as set forth in Section 4.25 of the Parent Diligence Letter, neither Parent nor Merger Sub has taken, agreed to take or failed to take any action, or has Knowledge of any fact, agreement, plan or other circumstances, that is or would be reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code.
     Section 4.26 Loans and Advances. Except as set forth in Section 4.26 of the Parent Diligence Letter, (a) no director, officer or employee of Parent or Merger Sub and no member of his or her immediate family is currently indebted to Parent or Merger Sub, other than as a result of advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Parent policy; (b) to the Knowledge of Parent, as of the date hereof none of such

Persons has any direct or indirect ownership interest in any firm or corporation with which Parent or Merger Sub is affiliated or with which Parent or Merger Sub has a business relationship, or any firm or corporation that competes with Parent; and (c) no director, officer or employee of Parent or Merger Sub and no member of the immediate family of any director, officer or employee of Parent or Merger Sub is directly or indirectly interested in any Parent Scheduled Contract with Parent.
     Section 4.27 Related-Party Transactions. Except as set forth in Section 4.27 of the Parent Diligence Letter: (a) no Related Party with respect to Parent or Merger Sub is a party to, or during the past two years has been a party to, any material transaction with Parent or Merger Sub, including without limitation any issuance of any Parent Capital Securities or any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person, other than employment-at-will arrangements in the ordinary course of business, consistent with past practice; (b) none of the foregoing Persons has any direct or indirect ownership interest in any Affiliate of Parent, any Person with which Parent or Merger Sub has a business relationship or any Person that competes with Parent or Merger Sub; (c) the terms of each of the transactions described in Section 4.27 of the Parent Diligence Letter are no less favorable to Parent or Merger Sub, as applicable, than the terms that would be available for similar transactions with unrelated third parties; and (d) each issuance, if any, of Parent Capital Securities to any Related Party with respect to Parent or Merger Sub has been in exchange for consideration equal to or exceeding the fair market value of such Parent Capital Securities.
     Section 4.28 Assumptions and Guaranties of Indebtedness. Except as set forth in Section 4.28 of the Parent Diligence Letter, neither Parent nor Merger Sub has assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any indebtedness of any other Person (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds for payment, supply funds to or otherwise invest in such Person, or otherwise to assure any creditor of such Person against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, consistent with past practice.
     Section 4.29 No Brokers. Except as set forth in Section 4.29 of the Parent Diligence Letter, no broker, finder, agent, intermediary, investment banker or other Person (other than attorneys and accountants) is entitled to any brokerage, finder’s, agent’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.
     Section 4.30 Disclosure Documents. The Proxy Statement, the Registration Statement, and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (a) the time the Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (c) the time of the Parent Shareholders’ Meeting and (d) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.30 will not apply to statements or omissions included in the Proxy Statement or the

Registration Statement, or any Other Filings based upon information furnished in writing to the Parent or Merger Sub by Target specifically for use therein.
     Section 4.31 Disclosure. No representation or warranty by Parent or Merger Sub contained in this Agreement, and no statement of Parent or Merger Sub contained in the Parent Diligence Letter or any other Parent Document, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein, not false or misleading.
Article V.
Covenants
     Section 5.1 Conduct of Business by Target Pending the Closing. Target agrees that, between the date hereof and the earlier of the termination of this Agreement or the Effective Time (the “Interim Period”), except as set forth in Section 5.1 of the Target Diligence Letter or as specifically permitted or required by any other provision of this Agreement, unless Parent shall otherwise agree in writing, Target will conduct its operations only in the ordinary and usual course of business consistent with past practice, which shall include the raising of investment capital prior to the filing of the Registration Statement, and will use commercially reasonable efforts to keep available the services of its current key officers and employees and preserve its current relationships with such of those customers, suppliers and other Persons with whom Target has significant business relationships as is reasonably necessary to preserve substantially intact its business organization and goodwill. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Target Diligence Letter or as specifically permitted or required by any other provision of this Agreement, Target shall not (unless required by applicable Law), during the Interim Period, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
     (a) amend or otherwise change the Target Governing Documents;
     (b) adopt or implement any shareholder rights plan;
     (c) change the composition or membership of the Target Board, or remove from office (whether voluntary or involuntary) any officer of Target;
     (d) (i) increase the compensation or benefits payable or to become payable to any director, officer, employee or consultant of Target, except for annual merit increases in the ordinary course of business consistent with past practice and increases resulting from the operation of compensation arrangements in effect prior to the date hereof; (ii) pay or accrue any bonus to any director, officer, employee or consultant of Target, except in accordance with past established practices therefor; (iii) grant any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee or consultant of Target except to the extent such severance or termination pay is due before the Effective Time; or (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant of Target, except as required by applicable Law;
     (e) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of Target Common Stock or any other securities of Target (whether by merger, consolidation or otherwise), or any securities convertible or exchangeable or exercisable for any shares of Target Common Stock or any other securities of Target, or any options, warrants or other rights of any kind to acquire any shares of Target Common Stock or any other securities of Target or such convertible or exchangeable securities, or any other ownership interest (including without limitation any such interest represented by contract right) of Target, except in accordance with past practice or in accordance with the contemplated transactions described in Section 5.1(e) of the Target Diligence Letter;
     (f) sell, lease, license, exchange, grant, mortgage, pledge, guarantee, transfer, encumber or otherwise dispose of, or agree to or authorize the sale, lease, license, exchange, grant, mortgage, pledge, guarantee, transfer, encumbrance or disposition of, any of its assets or properties with a value in excess of $5,000 (whether by merger, consolidation or otherwise), except for (i) dispositions of assets, goods, services or inventories in the ordinary course of business and consistent with past practice; (i) the sale of unused or obsolete equipment; or (iii) pursuant to existing contracts or commitments;
     (g) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to the Target Common Stock or enter into any agreement with respect to the voting of the Target Common Stock;
     (h) (i) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any shares of Target Common Stock or any securities or obligations convertible into or exchangeable for any shares of Target Common Stock, or any options, warrants or conversion or other rights (including any stock appreciation rights, phantom stock or similar rights) to acquire any shares of Target Common Stock or any such securities or obligations; (ii) adopt a plan with respect to or effect any liquidation, dissolution, restructuring, reorganization or recapitalization; or (iii) split, subdivide, combine or reclassify any shares of Target Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Target Common Stock;
     (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or properties of any other Person, including without limitation any rigs, compressors, pump jacks or other capital equipment regularly used in connection with any drilling operations

(other than the purchase of assets or properties that are not individually in excess of $5,000, or in the aggregate in excess of $20,000 per month, from suppliers or vendors in the ordinary course of business and consistent with past practice);
     (j) (i) incur any indebtedness for borrowed money or purchase money indebtedness (including as a guarantor or surety), issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except to the extent that the aggregate indebtedness for borrowed money of Target at any time outstanding does not exceed $5,000; (ii) refinance or otherwise replace any of its existing indebtedness, except with the consent of Parent, which consent shall not be unreasonably withheld; (iii) make or incur any capital expenditure in excess of $5,000 individually, or in the aggregate in excess of $20,000 per month, except in the ordinary course of business consistent with past practice; or (iv) make any loan or advance to any Target Shareholder or any director, officer, employee or consultant of Target;
     (k) (i) pre-pay any long-term debt in an amount exceeding $5,000 in the aggregate, or pay, discharge or satisfy any Liabilities, except for borrowings under revolving credit lines existing as of the date hereof in the ordinary course of business consistent with past practice and in accordance with their terms; (ii) fail to collect notes or accounts receivable in the ordinary course of business consistent with past practice or enter into a factoring or discounting arrangement with a third party with respect to accounts receivable; or (iii) fail to pay any account payable in the ordinary course of business consistent with past practice;
     (l) terminate, cancel or request any material change in, or agree to any material change in, any contract that is reasonably necessary for the conduct of Target’s business as it is currently conducted other than in the ordinary course of business consistent with past practice;
     (m) commit to participate in the drilling of any new well in a new prospect or elect to become a non-consenting party with respect to any operation or capital expenditure proposed by a third Person;
     (n) enter into any Hydrocarbon sales, exchange, processing or transportation contract with respect to any of Target’s assets or properties having a term in excess of one year that is not terminable without penalty upon notice of 30 days or less;
     (o) file any amended Tax Return, make any Tax election or enter into any agreement in respect of Taxes, including without limitation the settlement of any Tax controversy, claim or assessment, or adopt or change any accounting method in respect of Taxes, or surrender any right to claim a refund of Taxes, if such action would have the effect of increasing by a material amount the present or future Tax Liability of Target or the Surviving Corporation, or would give rise to a Tax lien (other than statutory Liens for current Taxes not yet due) on any of Target’s or the Surviving Corporation’s assets or properties except in accordance with Section 5.1(o) of the Target Diligence Letter;

     (p) write up, write down or write off the book value of any of its assets, individually or in the aggregate, except for depreciation and amortization and any write-down of goodwill in accordance with GAAP and any write-offs of inventory or accounts receivable that do not exceed $5,000 individually or $20,000 in the aggregate.
     (q) take any action to exempt Target from the provisions of any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of any Person (other than Merger Sub) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;
     (r) open or close, or enter into an agreement to open or close, any facility or office;
     (s) fail to be in material compliance with the terms of any instrument evidencing indebtedness incurred by Target, other than any such failure that is waived in writing by the party to whom such indebtedness is owed within a reasonable time after the commencement of such material non-compliance, and provided Parent receives a copy of such waiver within a reasonable time thereafter;
     (t) enter into any agreement or arrangement outside the ordinary course of business consistent with past practice that contains any non-compete or exclusivity provisions with respect to any customer, line of business or geographic area with respect to Target or any of its or the Surviving Corporation’s current or future Affiliates, or that limits or otherwise restricts Target prior to the Effective Time, or that would, at or after the Effective Time, limit or restrict the Surviving Corporation, from engaging in any business in the United States, or that restricts the conduct with respect to any customer of any line of business by Target or any of its or the Surviving Corporation’s current or future Affiliates, or any geographic area in which Target or any of its or the Surviving Corporation’s current or future Affiliates may conduct business, or that otherwise restricts the operation of Target’s business, in each case other than non-compete agreements signed by employees incident to their employment by Target;
     (u) take any formal action or grant any consent or approval concerning any joint venture outside the ordinary course of business consistent with past practice;
     (v) take, or agree to take, any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code;
     (w) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, or grant any consent under, any existing standstill provision relating to a Target Acquisition Proposal, or under any similar confidentiality or other agreement, or fail to fully enforce any such agreement;
     (x) change any of its methods, principles or practices of accounting or internal controls in effect as of the date hereof, other than in the ordinary course of business consistent with past practice or as required by applicable Law, GAAP or any Governmental Authority;
     (y) waive, release, assign, settle or compromise any material claims, or any material Litigation or arbitration, if such waiver, release, assignment, settlement or compromise would require any material payment by the Surviving Corporation at or after the Effective Time;
     (z) take any action or fail to take any action that is intended or would reasonably be expected to result in a Target Material Adverse Effect, the breach of a representation or warranty, a breach of a covenant or agreement, or a failure of a condition to Closing in this Agreement; or
     (aa) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, during the Interim Period, except as set forth in Section 5.2 of the Parent Diligence Letter or as specifically permitted or required by any other provision of this Agreement, unless Target shall otherwise agree in writing, Parent will, and will cause Merger Sub to, conduct its operations only in the ordinary and usual course of business consistent with past practice, which shall include the raising of investment capital prior to the filing of the Registration Statement, and use commercially reasonable efforts to keep available the services of Parent’s and Merger Sub’s current key officers and employees and preserve their current relationships with such of those customers, suppliers and other Persons with whom Parent has significant business relationships as is reasonably necessary to preserve substantially intact the business organization and goodwill of Parent and Merger Sub. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Parent Diligence Letter or as specifically permitted or required by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any regulations of the NASD applicable to the Parent), during the Interim Period, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Target:
     (a) amend or otherwise change the Parent Governing Documents;
     (b) adopt or implement any shareholder rights plan with respect to Parent or Merger Sub;
     (c) change the composition or membership of the Parent Board, or remove from office (whether voluntary or involuntary) any officer of Parent or Merger Sub;
     (d) (i) increase the compensation or benefits payable or to become payable to any director, officer, employee or consultant of Parent or Merger Sub, except for annual merit increases in the ordinary course of business consistent with past practice and increases resulting from the operation of compensation arrangements in effect prior to the date hereof; (ii) pay or accrue any bonus to any director, officer, employee or consultant of Parent or Merger Sub, except in accordance with past established practices therefor; (iii) grant any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee or consultant of Parent or Merger Sub except to the extent such severance or termination pay is due before the Effective Time; or (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant of Parent or Merger Sub, except as required by applicable Law.
     (e) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Parent Capital Securities (whether by merger, consolidation or otherwise), or any securities convertible or exchangeable or exercisable for any Parent Capital Securities, or any options, warrants or other rights of any kind to acquire any Parent Capital Securities or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent, except in accordance with the contemplated transactions described in Section 5.2(e) of the Parent Diligence Letter;
     (f) sell, lease, license, exchange, grant, mortgage, pledge, guarantee, transfer, encumber or otherwise dispose of, or agree to or authorize the sale, lease, license, exchange, grant, mortgage, pledge, guarantee, transfer, encumbrance or disposition of, any of its assets or properties with a value in excess of $5,000 (whether by merger, consolidation or otherwise), except for (i) dispositions of assets, goods, services or inventories in the ordinary course of business and consistent with past practice; (ii) the sale of unused or obsolete equipment; or (iii) pursuant to existing contracts or commitments;
     (g) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Parent Capital Securities or enter into any agreement with respect to the voting of any Parent Capital Securities;
     (h) (i) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any Parent Capital Securities or any securities or obligations convertible into or exchangeable for any Parent Capital Securities, or any options, warrants or conversion or other rights (including any stock appreciation rights, phantom stock or similar rights) to acquire any Parent Capital Securities or any such securities or obligations; (ii) adopt a plan with respect to or effect any liquidation, dissolution, restructuring, reorganization or recapitalization; or (iii) split, subdivide, combine or reclassify any shares of Parent Capital Securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Capital Securities;
     (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or properties of any other Person, including without limitation any rigs, compressors, pump jacks or other capital equipment regularly used in connection with any drilling operations (other than the purchase of assets or properties that are not individually in excess of $5,000, or in the aggregate in excess of $20,000 per month, for the Parent and Merger Sub taken as a whole, from suppliers or vendors in the ordinary course of business and consistent with past practice);
     (j) (i) incur any indebtedness for borrowed money or purchase money indebtedness (including as a guarantor or surety), issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than Merger Sub) for borrowed money, except to the extent that the aggregate indebtedness for borrowed money of Parent and Merger Sub at any time outstanding does not exceed $5,000; (ii) refinance or otherwise replace any of its existing indebtedness, except with the consent of Target, which consent shall not be unreasonably withheld; (iii) make or incur any capital expenditure in excess of $5,000 individually, or in the aggregate in excess of $20,000 per month, for the Parent and Merger Sub taken as a whole, except in the ordinary course of business consistent with past practice; or (iv) make any loan or advance to any Parent Shareholder or any director, officer, employee or consultant of Parent or Merger Sub;
     (k) (i) pre-pay any long-term debt in an amount exceeding $5,000 in the aggregate for Parent and Merger Sub taken as a whole, or pay, discharge or satisfy any Liabilities, except for borrowings under revolving credit lines existing as of the date hereof in the ordinary course of business consistent with past practice and in accordance with their terms; (ii) fail to collect notes or accounts receivable in the ordinary course of business consistent with past practice or enter into a factoring or discounting arrangement with a third party with respect to accounts receivable; or (iii) fail to pay any account payable in the ordinary course of business consistent with past practice;
     (l) terminate, cancel or request any material change in, or agree to any material change in, any contract that is reasonably necessary for the conduct of Parent’s business as it is currently conducted other than in the ordinary course of business consistent with past practice;
     (m) commit to participate in the drilling of any new well in a new prospect or elect to become a non-consenting party with respect to any operation or capital expenditure proposed by a third Person;
     (n) enter into any Hydrocarbon sales, exchange, processing or transportation contract with respect to any of Parent’s assets or properties having a term in excess of one year that is not terminable without penalty upon notice of 30 days or less;
     (o) file any amended Tax Return, make any Tax election or enter into any agreement in respect of Taxes, including without limitation the settlement of any Tax controversy, claim or assessment, or adopt or change any accounting method in respect of Taxes, or surrender any right to claim a refund of Taxes, if such action would have the effect of increasing by a material amount the present or future Tax Liability of Parent, Merger Sub or the Surviving Corporation, or would give rise to a Tax lien (other than statutory Liens for current Taxes not yet due) on any of Parent’s, Merger Sub’s or the Surviving Corporation’s assets or properties;
     (p) write up, write down or write off the book value of any assets, individually or in the aggregate, of Parent and Merger Sub taken as a whole, except for depreciation and amortization and any write-down of goodwill in accordance with GAAP and any write-offs of inventory or accounts receivable that do not exceed $5,000 individually or $20,000 in the aggregate.
     (q) take any action to exempt Parent or Merger Sub from the provisions of any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of any Person (other than Target) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;
     (r) open or close, or enter into an agreement to open or close, any facility or office;
     (s) fail to be in material compliance with the terms of any instrument evidencing indebtedness incurred by Parent, other than any such failure that is waived in writing by the party to whom such indebtedness is owed within a reasonable time after the commencement of such material non-compliance, and provided Target receives a copy of such waiver within a reasonable time thereafter;
     (t) enter into any agreement or arrangement outside the ordinary course of business consistent with past practice that contains any non-compete or exclusivity provisions with respect to any customer, line of business or geographic area with respect to Parent, Merger Sub or any of Parent’s or the Surviving Corporation’s current or future Affiliates, or that limits or otherwise restricts Parent or Merger Sub prior to the Effective Time, or that would, at or after the Effective Time, limit or restrict Parent or the Surviving Corporation, from engaging in any business in the United States, or that restricts the conduct with respect to any customer of any line of business by Parent, Merger Sub or any of Parent’s or the Surviving Corporation’s current or future Affiliates, or any geographic area in which Parent, Merger Sub or any of Parent’s or the Surviving Corporation’s current or future Affiliates may conduct business, or that otherwise restricts the operation of Parent’s business, in each case other than non-compete agreements signed by employees incident to their employment by Parent or Merger Sub;
     (u) take any formal action or grant any consent or approval concerning any joint venture outside the ordinary course of business consistent with past practice;
     (v) take, or agree to take, any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code;
     (w) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, or grant any consent under, any existing standstill provision relating to a Parent Acquisition Proposal, or under any similar confidentiality or other agreement, or fail to fully enforce any such agreement;
     (x) change any of its methods, principles or practices of accounting or internal controls in effect as of the date hereof, other than in the ordinary course of business consistent with past practice or as required by applicable Law, GAAP or any Governmental Authority;
     (y) waive, release, assign, settle or compromise any material claims, or any material Litigation or arbitration, if such waiver, release, assignment, settlement or compromise would require any material payment by the Surviving Corporation at or after the Effective Time;
     (z) take any action or fail to take any action that is intended or would reasonably be expected to result in a Parent Material Adverse Effect, the breach of a representation or warranty, a breach of a covenant or agreement, or a failure of a condition to Closing in this Agreement;
     (aa) accelerate, amend or change the period of exercisability of options or other equity incentive awards granted under any Parent Stock Option Plan or authorize cash payments in exchange for any options or other equity incentive award granted under any Parent Stock Option Plan; or
     (bb) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     Section 5.3 Cooperation. Target and Parent shall coordinate and cooperate in connection with (a) the preparation of the Registration Statement, the Proxy Statement and any Other Filings; (b) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any of Target’s material contracts, in connection with the consummation of the Merger; (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers; and (d) seeking all necessary consents, waivers or approvals and taking such action as may be reasonably required for continued quotation of the Parent Common Stock on the OTC Bulletin Board for at least 180 days after the Effective Time.
     Section 5.4 Registration Statement; Proxy Statement.
     Section 5.4.1 As promptly as reasonably practicable after the execution of this Agreement, Parent, with the cooperation of Target, shall prepare and file with the SEC (a) a proxy statement relating to the Parent Shareholders’ Meeting (together with any amendments thereof or supplements thereof, the “Proxy Statement”); and (b) a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the 1933 Act of the offer and sale of shares of Parent Common Stock to be issued to the Target Shareholders pursuant to the Merger. Each of Parent and Target shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and Target will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Registration Statement or any Other Filings, and to cause the Registration Statement to become effective as promptly as reasonably practicable. Prior to the effective date of the Registration Statement, Parent shall take any and all actions required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Target shall furnish to Parent all information concerning Target and the Target Shareholders as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Registration Statement or any Other Filings, and shall, as promptly as practicable after the date hereof, or after the date requested by Parent, as the case may be, deliver to Parent all financial statements and other financial data of Target, and cause to be delivered to Parent the consents of Target’s independent public accountants, required to be included in the Proxy Statement, the Registration Statement or any Other Filings, in each case in a form reasonably satisfactory to Parent, and in any event in a form that is in all respects compliant with GAAP, and the 1933 Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, including without limitation Regulations S-B, S-K and S-X, as applicable. As promptly as reasonably practicable after the Registration Statement becomes effective, Parent shall mail the Proxy Statement (and a copy of the prospectus contained within the Registration Statement if the Proxy Statement is not included in the Registration Statement) to the Parent Shareholders.
     Section 5.4.2 If at any time prior to the Effective Time, any event or other information relating to Target, Parent or Merger Sub, or any of their respective directors or officers, should be discovered by Target or Parent, which event or other information should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, such party shall promptly inform the other party of such event or information.
     Section 5.5 Shareholders’ Meetings.
     Section 5.5.1 Parent shall take all actions in accordance with applicable Laws, the Parent Governing Documents and the rules of the NASD to duly call and hold a meeting of its shareholders (the “Parent Shareholders’ Meeting”) as promptly as reasonably practicable after the date hereof for the purpose of obtaining the Parent Shareholder Approval.
     Section 5.5.2 Unless the Target Shareholder Approval is obtained by majority written consent of the Target Shareholders in compliance with applicable Laws, Target shall take all actions in accordance with applicable law and the Target Governing Documents to duly call and hold a meeting of its shareholders (the “Target Shareholders’ Meeting”) as promptly as practicable after the date hereof (but not before 21 days after the effectiveness of the Registration Statement) for the purpose of obtaining the Target Shareholder Approval.

     Section 5.6 Access to Target Information; Confidentiality.
     Section 5.6.1 During the Interim Period, Target shall, and shall cause each of its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Target Representatives”) to: (a) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Parent Representatives”) reasonable access, at reasonable times upon reasonable prior notice, to the officers, directors, agents, properties, offices and other facilities of Target and to Target’s books and records; and (b) furnish promptly to Parent or the appropriate Parent Representatives such information concerning the business, properties, contracts, records, personnel and other aspects of Target (including without limitation financial, operating and other data and information) as the Parent Representatives may reasonably request from time to time; provided, however, that all access and investigation made pursuant to this Section 5.6.1 shall be conducted in such a way as to minimize interference with the operations and business of Target; further provided, that in no case shall Target be required to provide or otherwise disclose or make available to Parent any confidential customer information. No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.
     Section 5.6.2 Parent and Merger Sub shall, and shall use reasonable efforts to cause the Parent Representatives to, treat all information disclosed pursuant to Section 5.6.1, together with any other confidential information furnished to them by Target or any of the Target Representatives, as confidential and not make use of such confidential information for their own purposes or for the benefit of any other Person (other than Target prior to, or the Surviving Corporation after, the Effective Time).
     Section 5.7 Access to Parent Information; Confidentiality.
     Section 5.7.1 During the Interim Period, Parent shall, and shall cause each of the Parent Representatives to: (a) provide to Target and the Target Representatives reasonable access, at reasonable times upon reasonable prior notice, to the officers, directors, agents, properties, offices and other facilities of Parent and Merger Sub and to the books and records of Parent and Merger Sub; and (b) furnish promptly to Target or the appropriate Target Representatives such information concerning the business, properties, contracts, records, personnel and other aspects of Parent and Merger Sub (including without limitation financial, operating and other data and information) as the Target Representatives may reasonably request from time to time; provided, however, that all access and investigation made pursuant to this Section 5.7.1 shall be conducted in such a way as to minimize interference with the operations and business of Parent and Merger Sub; further provided, that in no case shall Parent or Merger Sub be required to provide or otherwise disclose or make available to Target any confidential customer information. No investigation conducted pursuant to this Section 5.7.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

     Section 5.7.2 Target shall, and shall use reasonable efforts to cause the Target Representatives to, treat all information disclosed pursuant to Section 5.7.1, together with any other confidential information furnished to Target by Parent, Merger Sub or any of the Parent Representatives, as confidential and not make use of such confidential information for its own purposes or for the benefit of any other Person (other than Parent or Merger Sub prior to, or the Surviving Corporation after, the Effective Time).
     Section 5.8 No Solicitation of Transactions.
     Section 5.8.1 Without limitation on its other obligations under this Agreement, Target shall not, nor shall it authorize or permit any Target Representative or any investment banker, financial advisor or other representative retained by it, directly or indirectly through any other Person (which for purposes of this Section 5.8 shall include any “group” as such term is defined in Section 13(d) of the Exchange Act) to: (a) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information with respect to Target to any Person) the making of or any effort or attempt to make any Target Acquisition Proposal; (b) participate in, continue or resume any discussions or negotiations relating to any Target Acquisition Proposal; (c) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Target Acquisition Proposal or approve or recommend, or publicly propose to approve or recommend, any Target Acquisition Proposal; or (d) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or the Ancillary Documents; provided, however, that if, at any time prior to the obtaining of the Target Shareholder Approval, the Target Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of its fiduciary duties to the Target Shareholders, Target may, in response to a Target Superior Proposal and subject to compliance with Section 5.8.2: (i) furnish information with respect to Target to the Person making such Target Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to such Person than those in place with Parent; and (ii) participate in discussions or negotiations with respect to such Target Superior Proposal. Upon execution of this Agreement, Target shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons other than Parent and Merger Sub conducted heretofore with respect to any Target Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Target be returned or destroyed.
     Section 5.8.2 Target shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Target Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person making the same, that it may receive in respect of any such potential Target Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, and shall furnish to Parent a copy of any such proposal or inquiry if it is in writing, and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.
     Section 5.8.3 Neither the Target Board nor any committee thereof shall (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Target Board or such committee of the Target Shareholder Approval and the matters related thereto to be considered at the Target Shareholders’ Meeting; (b) approve or recommend, or propose publicly or to the Target Shareholders the approval or recommendation of, any Target Acquisition Proposal; or (c) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Target Acquisition Proposal. If the Target Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of its fiduciary duties to the Target Shareholders, then nothing contained in this Section 5.8 shall prohibit the Target Board from taking the actions described in subsections (a), (b) and (c) of this Section 5.8.3, in each case no earlier than the second business day following the date of delivery of written notice to Parent of its intention to do so, so long as Target continues to comply with all other provisions of this Agreement.
     Section 5.8.4 Without limitation on their other obligations under this Agreement, neither Parent nor Merger Sub shall, and shall not authorize or permit any Parent Representative or any investment banker, financial advisor or other representative retained by Parent or Merger Sub, directly or indirectly through any other Person (which for purposes of this Section 5.8 shall include any “group” as such term is defined in Section 13(d) of the Exchange Act) to: (a) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information with respect to Parent or Merger Sub to any Person) the making of or any effort or attempt to make any Parent Acquisition Proposal; (b) participate in, continue or resume any discussions or negotiations relating to any Parent Acquisition Proposal; (c) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Parent Acquisition Proposal or approve or recommend, or publicly propose to approve or recommend, any Parent Acquisition Proposal; or (d) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or the Ancillary Documents; provided, however, that if, at any time prior to the obtaining of the Parent Shareholder Approval, the Parent Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of its fiduciary duties to the Parent Shareholders, Parent may, in response to a Parent Superior Proposal and subject to compliance with Section 5.8.5: (y) furnish information with respect to Parent or Merger Sub to the Person making such Parent Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to such Person than those in place with Target; and (z) participate in discussions or negotiations with respect to such Parent Superior Proposal. Upon execution of this Agreement, Parent shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons other than Target conducted heretofore with respect to any Parent Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Parent or Merger Sub be returned or destroyed.
     Section 5.8.5 Parent shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Target of any inquiry received by Parent or Merger Sub relating to any potential Parent Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person making the same, that it may receive in respect of any such potential Parent Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, and shall furnish to Target a copy of any such proposal or inquiry if it is in writing, and shall keep Target fully informed on a prompt basis with respect to any developments with respect to the foregoing.
     Section 5.8.6 Neither the Parent Board nor any committee thereof shall (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Target, the approval or recommendation by the Parent Board or such committee of the Parent Shareholder Approval and the matters related thereto to be considered at the Parent Shareholders’ Meeting; (b) approve or recommend, or propose publicly or to the Parent Shareholders the approval or recommendation of, any Parent Acquisition Proposal; or (c) cause Parent or Merger Sub to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Parent Acquisition Proposal. If the Parent Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of its fiduciary duties to the Parent Shareholders, then nothing contained in this Section 5.8 shall prohibit the Parent Board from taking the actions described in subsections (a), (b) and (c) of this Section 5.8.6, in each case no earlier than the second business day following the date of delivery of written notice to Target of its intention to do so, so long as Parent and Merger Sub continue to comply with all other provisions of this Agreement.
     Section 5.9 Appropriate Action; Consents; Filings.
     Section 5.9.1 Subject to the terms and conditions of this Agreement, Target and Parent shall: (a) use their commercially reasonable efforts to cooperate with one another in (i) determining which filings and notifications are required to be made prior to the Effective Time under applicable Laws with, and which consents, licenses, approvals, permits, waivers, orders or authorizations are required to be obtained or made prior to the Effective Time under applicable Laws from, any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and each of the Ancillary Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby; (ii) timely making all such filings and notifications and timely seeking all such consents, licenses, approvals, permits, waivers, orders or authorizations; and (iii) as promptly as practicable respond to any request for information including without limitation any request for additional information and documentary materials from any Governmental Authority; (b) subject to any restrictions under applicable antitrust Laws, to the extent practicable, promptly notify each other of any communication from any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, and permit the other party to review in advance any proposed written communication to any Governmental Authority; (c) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate, in each case to the extent practicable; (d) subject to any restrictions under applicable antitrust Laws, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between Target and the Target Representatives or Parent and the Parent Representatives, as the case may be, on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to attorney client privilege); and (e) furnish the other party with such necessary information (including all information required to be included in the Proxy Statement and the Registration Statement) and reasonable assistance as such other party and its Representatives may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information (including the Proxy Statement and the Registration Statement) to any Governmental Authority in connection with this Agreement or the transactions contemplated hereby.
     Section 5.9.2 Each of Target and Parent shall give any notices to third parties, and shall use each use commercially reasonable efforts to obtain any third party Approvals (a) required to consummate the transactions contemplated by this Agreement and the Ancillary Documents; (b) required to be disclosed in the Target Diligence Letter or the Parent Diligence Letter; (c) reasonably requested by Parent or Target; or (d) otherwise referenced in Section 6.2.6 or Section 6.3.6, in each case other than customer contracts that do not contain minimum purchase obligations. In the event that either party shall fail to obtain any third party consent described in the preceding sentence, such party shall use reasonable efforts, and shall take reasonable actions to minimize any adverse effect upon Target, Parent or their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.
     Section 5.9.3 During the Interim Period, each of Target and Parent shall promptly notify the other in writing (a) of any pending or, to the Knowledge of the notifying party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person that (i) challenges or seeks material damages in connection with the Merger or the conversion of Target Common Stock into Parent Common Stock pursuant to the Merger; or (ii) seeks to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent to own or operate all or any portion of the businesses or assets of Target, which in either case would reasonably be expected to result in a Target Material Adverse Effect or a Parent Material Adverse Effect; or (b) at least 72 hours prior to the filing by the notifying party for protection under federal bankruptcy Laws or similar state Laws relating to bankruptcy, insolvency, reorganization, moratorium or conveyance.
     Section 5.9.4 During the Interim Period, Parent shall promptly notify Target of (a) any material change in the current or future business, condition (financial or otherwise) or results of operations of Parent; (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority with respect to Parent, Merger Sub or the transactions contemplated hereby that, if adversely determined, would be reasonably expected to have a Parent Material Adverse Effect; (c) the institution or the threat of Litigation involving Parent or Merger Sub; or (d) the occurrence or non-occurrence of any event or condition that might reasonably be expected to cause (i) any of the representations, warranties, covenants or agreements of Parent or Merger Sub set forth herein not to be true and correct at the Effective Time; (ii) any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents not to be satisfied; or (iii) the failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Document that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Document not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
     Section 5.9.5 During the Interim Period, Target shall promptly notify Parent of (a) any material change in the current or future business, condition (financial or otherwise) or results of operations of Target; (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority with respect to Target or the transactions contemplated hereby that, if adversely determined, would be reasonably expected to have a Target Material Adverse Effect; (c) the institution or the threat of Litigation involving Target; or (d) the occurrence or non-occurrence of any event or condition that might reasonably be expected to cause (i) any of the representations, warranties, covenants or agreements of Target set forth herein not to be true and correct at the Effective Time; (ii) any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents not to be satisfied; or (iii) the failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Document that would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Document not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 5.9.6 Subject to the terms and conditions of this Agreement, Target and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, advisable or appropriate under applicable Laws or otherwise to cause all of the conditions, as specified in Article VI, to the obligations of the other to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents as soon as practicable after the date hereof.
     Section 5.10 Takeover Statutes. In connection with and without limiting the foregoing, Target, Parent, the Target Board and the Parent Board each shall (a) take all action necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger, the Closing or the performance of any duties or transactions required hereby; and (b) if any takeover statute or similar statute becomes so applicable, take all action necessary to ensure that the Merger and the Closing are completed as soon as practicable.
     Section 5.11 Public Announcements. Parent and Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the NASD.
     Section 5.12 Employee Benefit Matters. For all purposes, Parent shall, or shall cause the Surviving Corporation to, with respect to any director, officer or employee of Target immediately prior to the Effective Time (the “Target Employees”), recognize the length of service of such Target Employee with Target for purposes of vesting, eligibility and accrual of benefits as well as for purposes of seniority with respect to eligibility for vacation pay, sick pay, paid time off and other similar benefits, to the extent permitted under applicable Laws; provided, however, that no service shall be recognized to the extent that such recognition would result in a duplication of benefits.
     Section 5.13 Indemnification of Directors and Officers.
     Section 5.13.1 For not less than six years from and after the Closing Date, Parent agrees to indemnify and hold harmless all past and present directors, officers and employees of Parent, Merger Sub or Target to the same or greater extent as directors, officers and employees of Parent are indemnified by Parent as of the date hereof pursuant to the Parent Governing Documents and indemnification agreements, if any, in existence on the date hereof, for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
     Section 5.13.2 For not less than six years from and after the Closing Date, subject to the prior approval of the Parent Board, which approval shall not be unreasonably withheld, Parent shall provide to Parent’s and the Surviving Corporation’s current directors and officers an insurance and indemnification policy that provides coverage for claims arising from facts or events that occurred on or before the Effective Time, including without limitation in respect of the transactions contemplated by this Agreement (the “D&O Insurance Policy”), that is no less favorable than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid D&O Insurance Policy has been obtained prior to the Effective Time for purposes of this Section 5.13, which D&O Insurance Policy provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including without limitation in respect of the transactions contemplated by this Agreement. If such prepaid D&O Insurance Policy has been obtained prior to the Effective Time, Parent shall maintain such D&O Insurance Policy in full force and effect, and continue to honor the obligations thereunder, at all times until the stated expiration thereof.
     Section 5.13.3 In the event, at any time after the Effective Time, Parent (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.13.
     Section 5.13.4 The obligations under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.13 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13).
     Section 5.14 Tax Matters.
     Section 5.14.1 Each party hereto will use its commercially reasonable efforts to cause the Merger to qualify, and will not take or cause to be taken, and will use its commercially reasonable efforts to prevent any other Person from taking, any action that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code. Parent and Target shall each cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a tax-free reorganization under Section 368(a)(2)(E) of the Code. In connection with the filing of the Registration Statement and the Proxy Statement and immediately prior to the Effective Time, Parent, Merger Sub and Target shall execute and deliver to Vial Hamilton Koch & Knox, LLP, legal counsel to Parent, and to Hughes & Luce, LLP, legal counsel to Target, tax representation letters in customary form and upon which such firms will rely to determine and describe, including expertising, the tax consequences of the Merger in the Registration Statement and the Proxy Statement.
     Section 5.14.2 The transactions contemplated by this Agreement will cause Merger Sub to terminate effective as of the Effective Time. The Surviving Corporation

shall prepare and file, or cause to be prepared and filed, any and all Tax Returns required to be filed by Target (after giving effect to any valid extensions of the due date for filing any such Tax Returns) on or prior to the Closing Date that have not been prepared or filed on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the prior Tax Returns of Target, unless otherwise required under applicable Laws. The Surviving Corporation shall timely pay (or cause to be timely paid) all Taxes shown as due and owing by Target on all such Tax Returns. The Surviving Corporation and the Target Representatives shall cooperate in preparing and filing all such Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Surviving Corporation recognizes that the Target Representatives will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information of Target to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, the Surviving Corporation agrees (a) to use its commercially reasonable efforts to properly retain and maintain such records until such time as the Target Representatives agree that such retention and maintenance is no longer necessary (but in no event longer than six years after the Closing Date); and (b) to allow the Target Representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Target Representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the sole cost and expense of the Target Representatives.
     Section 5.14.3 The Surviving Corporation will be liable for and will pay all applicable sales, transfer, recording, deed, stamp and other similar Taxes resulting from the consummation of the transactions contemplated by this Agreement.
     Section 5.14.4 From and after the date hereof, Target will use commercially reasonable efforts to ensure that no Target Shareholder will, without the prior written consent of the Target and Parent (which consent will not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election, or adopt or change any method of accounting, that would adversely affect Target or the Surviving Corporation.
     Section 5.14.5 At the Effective Time, all Tax sharing, indemnity or allocation agreements or arrangements (whether or not written), if any, to which Target is a party will terminate, and, after the date hereof, no Taxes or other amounts will be paid or reimbursed by Target under any such agreement or arrangement, regardless of the taxable year or period for which such Taxes are imposed, and the provisions of this Section 5.14 will govern thereafter.
     Section 5.15 Delivery of Interim Financial Statements. Parent shall cause to be delivered to Target the unaudited consolidated balance sheets and the related unaudited consolidated statements of income and cash flows for Parent and Merger Sub, taken as a whole, for (a) each monthly period completed subsequent to the fiscal quarter ended August 31, 2006 (the “Monthly Unaudited Financial Information”); and (b) each fiscal quarter completed subsequent to the date hereof (the “Quarterly Unaudited Financial Information” and, together with the Monthly Unaudited Financial Information, the “Parent Financial Statements”). The Parent Financial Statements shall be so delivered on or before the date that is 30 days following the end of the relevant month in the case of the Monthly Unaudited Financial Information and 40 days following the end of the relevant fiscal quarter in the case of the Quarterly Unaudited Financial Information, and shall be delivered together with (i) in the case of the Quarterly Unaudited Financial Information, an associated review report under SAS 100 without exception or qualification of such party’s independent accountants with respect thereto; and (ii) a certificate, duly executed by the Chief Financial Officer and Chief Accounting Officer of Parent in each such Person’s capacity as such officer, restating with respect to such Parent Financial Statements the representations and warranties set forth in Section 4.8.3.
     Section 5.16 Transitional Matters. Each of Parent and Target shall use their reasonable best efforts to effectuate the following transitional matters:
     Section 5.16.1 Parent Board. Effective as of the Effective Time, the Parent Board shall be comprised of, at a minimum, Timothy P. Burroughs, Sam Warren, Jeffrey C. Reynolds and Steven C. Howard, as shall be described in the Proxy Statement, each to hold office in accordance with the Parent Governing Document until his respective successor is duly elected or appointed and qualified.
     Section 5.16.2 Burroughs Employment Agreement. The employment of Timothy P. Burroughs with Parent after the Effective Time shall be governed by a new employment agreement (the “Burroughs Employment Agreement”), in form and substance reasonably acceptable to Mr. Burroughs and the Parent Board, which will be entered into by and between Mr. Burroughs and Parent prior to the filing of the Registration Statement.
     Section 5.16.3 Howard Employment Agreement. The employment of Steven C. Howard with Parent after the Effective Time shall be governed by an employment agreement (the “Howard Employment Agreement”), in form and substance reasonably acceptable to Mr. Howard and the Parent Board, the form, terms and provisions of which Mr. Howard and the Parent Board will use their respective best efforts to agree upon during the Interim Period.
     Section 5.16.4 York Employment Agreement. The employment of C. David York with Parent after the Effective Time shall be governed by an employment agreement (the “York Employment Agreement”), in form and substance reasonably acceptable to Mr. York and the Parent Board, the form, terms and provisions of which Mr. York and the Parent Board will use their respective best efforts to agree upon during the Interim Period.
     Section 5.16.5 Other Employment Agreements. As soon as reasonably practicable after the Effective Time, Parent shall enter into new employment agreements with Sherri Cecotti and Richard O’Donnell, which employment agreements shall be in form and substance reasonably acceptable to such individuals and the Parent Board.

     Section 5.17 Amendment of Target Governing Documents. At or prior to the Effective Time, the Target Board and the Target Shareholders shall have taken such action as is necessary to amend the Target Governing Documents to the extent necessary to provide for the conversion of the Target Common Stock into shares of Parent Common Stock pursuant to the provisions of Article II.
     Section 5.18 Exchange Listing. Parent shall promptly prepare and submit to the NASD and any applicable stock exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on the OTC Bulletin Board, subject to official notice of issuance, prior to the Effective Time.
     Section 5.19 Affiliate Letters. Target shall, within ten business days after the date hereof, deliver to Parent a list of names and addresses of those Persons that, to the Knowledge of Target, are or may be deemed to be as of the time of the Target Shareholders’ Meeting “affiliates” of Target within the meaning of Rule 145 under the 1933 Act and who own Target Common Stock. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or Target, as the case may be (unless, in the case of Parent, an opinion of outside counsel to Target reasonably acceptable to Parent is provided to Parent that such Person is not such an “affiliate”), as a Person who may be deemed to be such an “affiliate”; provided, however, that no such Person identified by Parent or Target, as the case may be, shall remain on such list if Parent or Target, as the case may be, shall receive from the other party, on or before the date of the Target Shareholders’ Meeting, an opinion of outside counsel reasonably satisfactory to Parent to the effect that such Person is not such an “affiliate.” Target shall use commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the date of the Target Shareholders’ Meeting, from each such “affiliate” identified in such list a letter dated as of the date of the Target Shareholders’ Meeting in a form reasonably acceptable to Parent (collectively, the “Affiliate Letters”). Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the 1933 Act for the purposes of resale of Parent Common Stock received in the Merger by such “affiliates” except to the extent provided in Section 5.4.
     Section 5.20 Nullification of Specific Prior Agreement. The parties agree that, as of the date hereof, that certain letter agreement dated as of August 31, 2005, by and among Parent, Target, Gulftex Operating, Inc. and Energy Partners International, pursuant to which the parties to such letter agreement agreed to form and fund a new joint venture partnership with respect to the drilling and operation of six oil and gas wells, and each of the terms, conditions and obligations created thereunder, if any, whether express or implied, is void ab initio in its entirety for all purposes, and at no time after the date hereof shall any party to such letter agreement be liable for any resurrection, recovery or reconstitution of such letter agreement; any of the terms, conditions or obligations created thereunder, if any, whether express or implied; or the joint venture partnership contemplated thereby.
     Section 5.21 Further Assurances. If at any time after the Effective Time, any reasonable further action is necessary or desirable to carry out the purposes and intent of this Agreement and the Ancillary Documents, including without limitation the execution of additional instruments, the proper officers and directors of each party will take all such reasonable further action.
Article VI.
Closing Conditions
     Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
     Section 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or Target, threatened by the SEC.
     Section 6.1.2 Fairness Opinion. Parent shall have received the opinion of a qualified investment bank of good reputation, dated as of the most recent practicable date prior to the Parent Shareholders Meeting, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the Parent Shareholders.
     Section 6.1.3 Board Approvals. The Parent Board, the Target Board and the sole director of Merger Sub shall have unanimously approved and declared advisable and in the best interests of their respective shareholders this Agreement and the transactions contemplated hereby, including without limitation the Merger, and shall have adopted this Agreement as a “plan of reorganization” within the meaning of the Code.
     Section 6.1.4 Shareholder Approvals. The Target Shareholder Approval and the Parent Shareholder Approval shall have been obtained.
     Section 6.1.5 Dissenting Shareholders. The Dissenting Shares shall not represent shares of Target Common Stock that would be entitled to receive in excess of 20% of the aggregate Merger Consideration if such shares were not Dissenting Shares.
     Section 6.1.6 Merger Consideration. The number of shares of Parent Common Stock into which the Target Common Stock will be converted pursuant to the Merger shall not exceed the number of shares of Target Common Stock set forth in the Exchange List (subject to Section 2.1.6).
     Section 6.1.7 Court Proceedings. No Litigation shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Document; (b) cause any of the transactions contemplated by this Agreement or any Ancillary Document to be rescinded following consummation thereof; or (c) affect adversely the right or powers of Parent to own, operate or control Target or the Surviving Corporation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.
     Section 6.1.8 No Order. No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Merger or any other transactions contemplated by this Agreement or any Ancillary Document.
     Section 6.1.9 Certificate of Merger. The Certificate of Merger will have been filed with and accepted by the Secretaries of State of the States of Texas and Nevada.
     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived by Target, in whole or in part, to the extent permitted by applicable Law:
     Section 6.2.1 Representations and Warranties. Each of the representations and warranties of Target contained in this Agreement or any of the Target Documents shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties need only speak as of such date), unless the failure so to be true and correct would not constitute a Target Material Adverse Effect.
     Section 6.2.2 Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Target Document to be performed or complied with by Target on or prior to the Closing Date.
     Section 6.2.3 Secretary’s Certificate. Target shall have delivered to Parent and Merger Sub a certificate of the corporate secretary of Target, substantially in the form of Exhibit 6.2.3 attached hereto.
     Section 6.2.4 Closing Certificate. Target shall have delivered to Parent and Merger Sub a closing certificate, substantially in the form of Exhibit 6.2.4 attached hereto.
     Section 6.2.5 Legal Opinions. Target shall have delivered to Parent a legal opinion of counsel to Target, substantially in the form of Exhibit 6.2.5 attached hereto. Counsel to Target also shall have delivered to Target and the Target Shareholders a legal opinion to the effect that the Merger is a transaction described in Section 368(a)(2)(E) of the Code and with respect to material United States federal income Tax consequences of the Merger.

     Section 6.2.6 Consents and Approvals. All consents, approvals and authorizations listed in Section 6.2.6 of the Target Diligence Letter shall have been obtained, except where the failure to so obtain such consents, approvals or authorizations would not reasonably be expected to have a Target Material Adverse Effect.
     Section 6.2.7 Due Diligence. Parent shall have completed its due diligence investigation of Target and obtained results satisfactory to Parent in its reasonable discretion after consultation with the Parent Representatives.
     Section 6.2.8 No Target Material Adverse Effect. There shall not have occurred a Target Material Adverse Effect since September 1, 2006.
     Section 6.2.9 Court Proceedings. No Litigation shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Document; (b) cause any of the transactions contemplated by this Agreement or any Ancillary Document to be rescinded following consummation thereof; or (c) affect adversely the right or powers of Parent to own, operate or control Target or the Surviving Corporation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.
     Section 6.2.10 Burroughs Employment Agreement. Parent and Timothy P. Burroughs shall have executed and delivered to each other the Burroughs Employment Agreement prior to the filing of the Registration Statement.
     Section 6.2.11 York Employment Agreement. Subject to the prior approval of the Parent Board, which approval shall not be unreasonably withheld, Parent and C. David York shall have executed and delivered to each other the York Employment Agreement.
     Section 6.2.12 Audited Financials. Prior to the filing of the Registration Statement, Target, at its sole expense, will provide Parent with audited financial statements for Target’s last two fiscal years and unaudited but reviewed financial statements for any interim period.
     Section 6.2.13 Target Shareholder Lock Up Agreements. Each Target Shareholder who will receive Parent Common Stock in the Merger representing at least 1.5% of the total number of shares of Parent Common Stock that will be issued and outstanding immediately after the Effective Time shall have executed and delivered to Parent a lock-up agreement, substantially in the form of Exhibit 6.2.13 attached hereto.
     Section 6.2.14 Target Shareholder Voting Agreement. Certain Target Shareholders, including without limitation Steven C. Howard, Jeffrey C. Reynolds, Miguel Nagel L. and Omar E. Ortega, who together control a majority of the issued and outstanding shares of Target Common Stock entitled to vote on such matters, shall have executed and delivered to Parent a voting agreement (the “Target Shareholder Voting Agreement”), in form and substance reasonably acceptable to Parent, pursuant to which such Target Shareholders agree to vote all shares of Parent Common Stock issued to such Target Shareholders in the Merger in favor of the election of certain director nominees including, at a minimum, Timothy P. Burroughs, Sam Warren, Jeffrey C. Reynolds and Steven C. Howard for a period of three years after the Effective Time.
     Section 6.3 Additional Conditions to Obligations of Target. The obligations of Target to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:
     Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement or any of the Parent Documents shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties need only speak as of such date), unless the failure so to be true and correct would not constitute a Parent Material Adverse Effect.
     Section 6.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Parent Document to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date.
     Section 6.3.3 Secretary’s Certificate. Parent shall have delivered to Target a certificate of the corporate secretaries of Parent and Merger Sub, substantially in the form of Exhibit 6.3.3 attached hereto.
     Section 6.3.4 Closing Certificate. Parent shall have delivered to Target a closing certificate on behalf of Parent and Merger Sub, substantially in the form of Exhibit 6.3.4 attached hereto.
     Section 6.3.5 Legal Opinion. Parent shall have delivered to Target a legal opinion of counsel to Parent and Merger Sub, substantially in the form of Exhibit 6.3.5 attached hereto. Counsel to Parent and Merger Sub also shall have delivered to Parent, Merger Sub and the Parent Shareholders a legal opinion to the effect that the Merger is a transaction described in Section 368(a)(2)(E) of the Code and with respect to material United States federal income Tax consequences of the Merger.
     Section 6.3.6 Consents and Approvals. All consents, approvals and authorizations listed in Section 6.3.6 of the Parent Diligence Letter shall have been obtained, except where the failure to so obtain such consents, approvals or authorizations would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 6.3.7 Due Diligence. Target shall have completed its due diligence investigation of Parent and obtained results satisfactory to Target in its reasonable discretion after consultation with the Target Representatives.

     Section 6.3.8 No Parent Material Adverse Effect. There shall not have occurred a Parent Material Adverse Effect since September 1, 2006.
     Section 6.3.9 Court Proceedings. No Litigation shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Document; (b) cause any of the transactions contemplated by this Agreement or any Ancillary Document to be rescinded following consummation thereof; or (c) affect adversely the right or powers of Parent to own, operate or control Target or the Surviving Corporation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.
     Section 6.3.10 Howard Employment Agreement. Subject to the prior approval of the Parent Board, which approval shall not be unreasonably withheld, Parent and Steven C. Howard shall have executed and delivered to each other the Howard Employment Agreement.
     Section 6.3.11 Certain Assets. In addition to the Oil & Gas Interests and the Parent Assets, Parent shall have acquired and shall hold all right, title and interest in and to those assets set forth in Section 6.3.11 of the Parent Diligence Letter, free and clear of all Liens (except for Permitted Liens).
     Section 6.3.12 Parent Financial Statements. Parent shall have delivered the Parent Financial Statements to Target, and the Parent Financial Statements shall have been acceptable to Target in its reasonable discretion after consultation with the Target Representatives.
     Section 6.3.13 Parent Shareholder Lock Up Agreements. Each Parent Shareholder who will immediately after the Effective Time own Parent Common Stock representing at least 1.5% of the total number of shares of Parent Common Stock that will be issued and outstanding immediately after the Effective Time shall have executed and delivered to Parent a lock-up agreement, substantially in the form of Exhibit 6.3.13 attached hereto.
     Section 6.3.14 Parent Shareholder Voting Agreement. Certain Parent Shareholders, including without limitation Timothy P. Burroughs, C. David York, Sam Warren and Brad Warren, who together control a majority of the issued and outstanding shares of Parent Common Stock entitled to vote on such matters, shall have executed and delivered to Target a voting agreement (the “Parent Shareholder Voting Agreement”), in form and substance reasonably acceptable to Target, pursuant to which such Parent Shareholders agree to vote all shares of Parent Common Stock held by such Parent Shareholders in favor of the election of certain director nominees including, at a minimum, Timothy P. Burroughs, Sam Warren, Jeffrey C. Reynolds and Steven C. Howard for a period of three years after the Effective Time.

Article VII.
Termination, Amendment and Waiver
     Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party:
     Section 7.1.1 By mutual written consent of Target and Parent;
     Section 7.1.2 By either Target or Parent if the Merger shall not have been consummated prior to December 31, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;
     Section 7.1.3 By either Target or Parent if either party receives notice from the other pursuant to Section 5.9.3(b) that such other party intends to file for protection under federal bankruptcy laws or similar state laws relating to bankruptcy, insolvency, reorganization, moratorium or similar laws or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);
     Section 7.1.4 By either Parent or Target if the Target Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Target Shareholders’ Meeting or at any adjournment thereof; provided, however, that if this Agreement is then terminable pursuant to Section 7.1.6 by Parent, Target shall not have a right to terminate under this Section 7.1.4;
     Section 7.1.5 By Target if the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Shareholders’ Meeting or at any adjournment thereof; provided, however, that if this Agreement is then terminable pursuant to Section 7.1.8 by Parent, Target shall not have a right to terminate under this Section 7.1.5;
     Section 7.1.6 By Parent if (a) the Target Board shall have withdrawn, or adversely modified, its recommendation in favor of the Target Shareholder Approval (or determined to do so); (b) the Target Board shall have failed upon Parent’s request, in response to notification by Target pursuant to Section 5.8.2 that it has received a Target Acquisition Proposal containing a proposed acquisition price, to reconfirm its recommendation in favor of the Target Shareholder Approval (or determined to do so) within ten business days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Target Shareholders’ Meeting); (c) the Target Board shall have determined to recommend to the Target

Shareholders that they approve a Target Acquisition Proposal or shall have determined to accept a Target Superior Proposal; (d) the Target Board shall have caused Target to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Target Acquisition Proposal; or (e) for any reason within its control Target fails to call or hold the Target Shareholders’ Meeting on or before the date of the Parent Shareholder Meeting;
     Section 7.1.7 By Parent, if a Target Material Adverse Effect has occurred and has not been cured within a reasonable period of time or (a)(i) Target breaches any of its covenants or agreements set forth in this Agreement or any Target Document and such breach is not the result of Parent’s failure to fulfill any of its covenants or agreements under this Agreement; (ii) any representation or warranty of Target set forth in this Agreement or any Target Document that is qualified as to materiality shall have become untrue; or (iii) any representation or warranty of Target set forth in this Agreement or any Target Document that is not qualified as to materiality shall have become untrue in any material respect; (b) such breach or misrepresentation is not cured within 10 days after written notice thereof; and (c) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;
     Section 7.1.8 By Target if (a) the Parent Board shall have withdrawn, or adversely modified, its recommendation in favor of the Parent Shareholder Approval (or determined to do so); (b) the Parent Board shall have failed upon Target’s request, in response to notification by Parent pursuant to Section 5.8.5 that it has received a Parent Acquisition Proposal containing a proposed acquisition price, to reconfirm its recommendation in favor of the Parent Shareholder Approval (or determined to do so) within ten business days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Parent Shareholders’ Meeting); (c) the Parent Board shall have determined to recommend to the Parent Shareholders that they approve a Parent Acquisition Proposal or shall have determined to accept a Parent Superior Proposal; (d) the Parent Board shall have caused Parent to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Parent Acquisition Proposal; (e) any Person or group becomes after the date hereof the beneficial owner of 20% or more of the outstanding shares of Parent Common Stock; or (f) for any reason within its control Parent fails to call or hold the Parent Shareholders’ Meeting as contemplated hereby; or
     Section 7.1.9 By Target, if a Parent Material Adverse Effect has occurred and has not been cured within a reasonable period of time or if (a)(i) Parent or Merger Sub breaches any of their covenants or agreements set forth in this Agreement or any Parent Document and such breach is not the result of Target’s failure to fulfill any of its covenants or agreements under this Agreement; (ii) any representation or warranty of Parent or Merger Sub set forth in this Agreement or any Parent Document that is qualified as to materiality shall have become untrue; or (iii) any representation or warranty of Parent or Merger Sub set forth in this Agreement or any Parent Document that is not qualified as to materiality shall have become untrue in any material respect; (b) such breach or misrepresentation is not cured within 10 days after written notice thereof;

and (c) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 or not to be satisfied.
     Section 7.2 Effect of Termination.
     Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either Target or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Target, Parent or Merger Sub or their respective officers or directors except with respect to Section 5.6, Section 5.7, Section 5.11, this Section 7.2 and Article VIII.
     Section 7.2.2 Parent Expenses. Parent and Target agree that if this Agreement is terminated by Parent pursuant to Section 7.1.7, then Target shall pay Parent an amount equal to the sum of Parent’s Expenses, up to a maximum amount of $100,000.
     Section 7.2.3 Target Expenses. Parent and Target agree that if this Agreement is terminated by Target pursuant to Section 7.1.9, then Parent shall pay to Target an amount equal to the sum of Target’s Expenses, up to a maximum amount of $100,000.
     Section 7.2.4 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment, but only for amounts incurred prior to the date of termination). In any proceedings concerning payment of amounts due under this Section 7.2, the party prevailing in such proceeding shall be entitled to recover its Expenses from the other party incurred in connection therewith.
     Section 7.2.5 Termination Fee. Parent and Target agree that, in addition to any payment required by the foregoing provisions of this Section 7.2: (a) if this Agreement is terminated by Parent pursuant to Section 7.1.6, then Target shall pay to Parent within two business days after such termination a termination fee of $250,000; (b) if this Agreement is terminated by Parent pursuant to Section 7.1.7, then Target shall pay to Parent within two business days after such termination a termination fee of $100,000; (c) if this Agreement is terminated by Target pursuant to Section 7.1.8, then Parent shall pay to Target within two business days after such termination a termination fee of $250,000; and (d) if this Agreement is terminated by Target pursuant to Section 7.1.9, then Parent shall pay to Target within two business days after such termination a termination fee of $100,000.
     Section 7.2.6 All Payments. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Each of Target and Parent acknowledges that the payment covenants provided for in this Section 7.2 are an integral part of this Agreement and constitute liquidated damages and not a penalty, and that, without these covenants, neither party would have entered into this Agreement. In the event that either party is required to pay amounts pursuant to this Section 7.2, such payments (made in compliance with the terms hereof) shall be the recipient’s exclusive remedy for termination or breach of this Agreement.
     Section 7.3 Amendment. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought. Any such amendment, supplement, modification or waiver may be made by action taken by or on behalf of the respective boards of directors of the parties at any time prior to the Effective Time; provided, however, that, after the Parent Shareholder Approval or the approval of the Merger by the Target Shareholders has been obtained, no amendment may be made without further shareholder approval, which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders.
     Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance by any other party with any of the agreements or conditions contained herein; provided, however, that, after the Parent Shareholder Approval or any approval of the transactions contemplated by this Agreement by the Target Shareholders has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Target Shareholders or the Parent Shareholders. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver of any right, power or duty by any party hereunder will operate or be construed as a waiver as to any subsequent occurrence or circumstance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
     Section 7.5 Fees and Expenses. Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3, each party hereto shall bear its own costs and expenses (including without limitation reasonable fees and expenses of legal counsel, accountants, investment bankers, experts and consultants) incurred in connection with the negotiating, execution, delivery and performance of the transaction contemplated by this Agreement.
Article VIII.
General Provisions
     Section 8.1 General Survival. The parties agree that, regardless of any investigation made by the parties, the representations and warranties of the parties contained in this Agreement shall terminate at the Effective Time. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (a) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance; or (b) if not fully performed or fulfilled, in accordance with their terms, but subject to all applicable statutes of limitation, statutes of repose and other similar defenses provided at law or in equity.
     Section 8.2 Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been duly given upon (a) personal delivery by hand; (b) a transmitter’s confirmation of receipt of a facsimile transmission; (c) the next business day following deposit with a nationally recognized overnight courier; or (d) the expiration of five business days after the date mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address as such party may have specified by written notice given pursuant to this provision):
If to Parent or Merger Sub, to:
TBX Resources, Inc.
3030 LBJ Freeway, Suite 1320, LB 47
Dallas, TX 75234
Attn: Timothy P. Burroughs, President
Facsimile: (972) 243-2066
with a copy (which will not constitute notice) to:
Vial, Hamilton, Koch & Knox, LLP
1700 Pacific Avenue, Suite 2800
Dallas, TX 75201
Attn: Craig G. Ongley, Esq.
Facsimile: (214) 712-4402
If to Target, to:
Earthwise Energy, Inc.
3182 Royal Lane
Dallas, TX 75201
Attn: Steven C. Howard
Facsimile: (214) 353-0607
with a copy (which will not constitute notice) to:
Hughes & Luce, L.L.P.
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attention: I. Bobby Majumder
Facsimile: (214) 939-5849

     Section 8.3 Definitions. The following terms, as used herein, shall have the following meanings:
          “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person, (ii) if such Person is not a natural Person, any director or officer of such Person and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.
          “Ancillary Documents” means the Parent Documents, the Target Documents, the Parent Shareholder Voting Agreement, the Burroughs Employment Agreement and the Howard Employment Agreement.
          “Approval” means any approval, authorization, consent, license, franchise, order, waiver, registration or other confirmation of or by, or filing with, any Person.
          “Environmental Claim” means any Litigation or notice (written or oral) by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by Target, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          “Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exchange Agent” means the transfer agent for the Parent Common Stock or another bank or trust company mutually satisfactory to Parent and Target in their reasonable discretion.
          “Existing Parent Indebtedness” means the indebtedness of Parent under those agreements identified under the caption “Financing Arrangements” in Section 4.18 of the Parent Diligence Letter.
          “Expenses” includes all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and the solicitation of shareholder approvals and all other matters related to the transaction contemplated hereto.
          “GAAP” means United States generally accepted accounting principles, consistently applied.
          “Governmental Authority” means any United States or non-U.S. federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.
          “Hazardous Materials” means all substances defined as “Hazardous Substances”, “Oils”, “Pollutants” or “Contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. §300.5, all substances defined as such by, or regulated as such under, any Environmental Law and toxic mold.
          “Hydrocarbons” means crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, SO2, CO2, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof.
          “Knowledge” with respect to a Person means the facts or other information that are actually known, after reasonable due investigation of the relevant facts and circumstances in question, by the key officers or the employees of such Person; provided, that “Knowledge” of or with respect to Parent shall be deemed to include any “Knowledge” of or with respect to Merger Sub or Timothy P. Burroughs; further provided, that “Knowledge” of or with respect to Target shall be deemed to include any “Knowledge” of or with respect to Steven C. Howard.
          “Lands” means the lands covered by or subject to the Leases.
          “Laws” means any federal, state, local or foreign constitution, law, statute, code, ordinance, standard, requirement, administrative ruling, judgment, injunction, decree, order, process, rule or regulation of any Governmental Authority (including any zoning or land use law or ordinance; building code; Environmental Law; securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors) or administrative interpretation thereof, and all orders and decrees of courts, tribunals and arbitrators.
          “Leases” means the leases, assignments or other agreements described in Section 4.14.1 of the Parent Diligence Letter pursuant to which Parent holds any fee, leasehold, royalty or overriding royalty interest described in Section 4.14.1 of the Parent Diligence Letter, together with and specifically including any similar leases, assignments or other agreements pursuant to which Parent acquires any fee, leasehold, royalty or overriding royalty interests during the Interim Period, including without limitation those assets set forth in Section 6.3.11 of the Parent Diligence Letter, and each of such leases, assignments and other agreements is hereby incorporated by reference into and made a part of this Agreement for all purposes.

          “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, including without limitation Tax liabilities, whether known or unknown, direct or indirect, secured or unsecured, fixed, absolute, accrued, contingent or otherwise, and whether due or to become due.
          “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature whatsoever.
          “Litigation” means, collectively, all actions, charges, claims, disputes, proceedings, suits, hearings, Litigation, arbitrations, audits, reviews or formal or informal complaints or investigations of any kind (whether civil, criminal, administrative, judicial or investigative), at law or in equity (including actions or proceedings seeking injunctive relief), or any appeal therefrom.
          “NASD” means the National Association of Securities Dealers.
          “Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to any Lease or Well.
          “Oil & Gas Interests” means all right, title and interest of Parent in and to, or otherwise derived from (a) any of the Leases (including without limitation any ratifications or amendments thereto, whether or not described in Section 4.14.1 of the Parent Diligence Letter); (b) any of the Wells, to the extent such right, title and interest is attributable to the Leases; (c) all Units relating to the Leases or the Lands, to the extent such right, title and interest is attributable to the Leases; and (d) any and all Leases and Wells acquired by Parent during the Interim Period, including without limitation those assets set forth in Section 6.3.11 of the Parent Diligence Letter, and each of such Leases and Wells is hereby incorporated by reference into and made a part of this Agreement for all purposes.
          “OTC Bulletin Board” means the over-the-counter Bulletin Board maintained by the NASD.
          “Other Filings” means any filings, other than the Registration Statement or the Proxy Statement, with any Governmental Authority, necessary to effectuate the Merger or otherwise necessary to comply with securities Laws.
          “Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any (a) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction or series of transactions involving Parent or Merger Sub; (b) sale, lease or other transfer, directly or indirectly by merger, share exchange, consolidation, business combination, liquidation, dissolution, extraordinary dividend, joint venture or similar transaction or series of transactions, of 20% or more of Parent’s assets or properties; (c) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the Parent Common Stock; (d) tender offer, exchange offer or similar transaction that if consummated would result in any Person acquiring beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the outstanding Parent Common Stock; or (e) any combination of the foregoing, other than as provided under this Agreement; provided, however, that neither the Merger nor any proposal or transaction involving the refinancing of the Existing Parent Indebtedness otherwise permitted by this Agreement shall constitute a Parent Acquisition Proposal.
          “Parent Capital Securities” means the Parent Common Stock, the Parent Preferred Stock and any other securities of Parent.
          “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
          “Parent Material Adverse Effect” means: (a) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, operations, properties, tangible assets, condition (financial or otherwise) or results of operations of Parent and Merger Sub, taken as a whole; or (b) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Parent or Merger Sub to consummate the Merger; provided, however, that in no event shall any of the following be a Parent Material Adverse Effect, or be taken into account in the determination of whether a Parent Material Adverse Effect has occurred: (i) any change or conditions generally affecting any of the industries in which Parent operates; (ii) any changes in general economic, business, market, regulatory or political conditions; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement; (iv) any change resulting from the compliance by Parent or Merger Sub with the terms of, or the taking of any action by Parent or Merger Sub contemplated or permitted by, this Agreement; or (v) the receipt by Parent of notice of cancellation or non-renewal of any Lease.
          “Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.
          “Parent Shareholder” means a holder of Parent Common Stock.
          “Parent Superior Proposal” means a bona fide Parent Acquisition Proposal for at least 20% of the outstanding Parent Common Stock or 20% of Parent’s assets or properties, made by a third party that was not solicited by Parent or any Parent Representative, that contains no financing contingency and for which financing is reasonably determined to be available by the Parent Board, after consultation with Parent’s financial advisors, taking into account, to the extent deemed appropriate by the Parent Board, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal, that (a) if accepted, is reasonably likely to be consummated; and (b) if consummated, would result in a transaction that is more favorable to the Parent Shareholders, from a financial point of view, than the transactions contemplated by this Agreement.

          “Permitted Liens” means with respect to any Person (a) such imperfections of title, easements, encumbrances or restrictions as do not materially impair the current use of such Person’s or any of its Subsidiary’s assets; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for current Taxes not yet due and payable, or being contested in good faith; and (d) purchase money Liens incurred in the ordinary course of business.
          “Permit” means any permit, grant, easement, variance, exemption, certificate, Approval or clearance of any Governmental Authority.
          “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.
          “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
          “Reserve Report” means that certain study conducted by outside engineering or economic advisors of Parent, which has, prior to the date hereof, been provided to Target and which is set forth in Section 4.14.3 of the Parent Diligence Letter.
          “SEC” means the Securities and Exchange Commission.
          “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 51% of the securities or other ownership interests are owned by the first Person; (b) securities or other interests having by their terms ordinary voting power to elect more than 51% of the board of directors or others performing similar functions with respect to the second Person are directly owned or controlled by the first Person or by any one or more of its Subsidiaries; or (c) the first Person or any of its Subsidiaries is the general or managing partner (excluding partnerships of which the general or managing partnership interests held by such first Person or any of its Subsidiaries do not have at least 51% of the voting interest).
          “Target Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any (a) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction or series of transactions involving Target; (b) sale, lease or other transfer, directly or indirectly by merger, share exchange, consolidation, business combination, liquidation, dissolution, extraordinary dividend, joint venture or similar transaction or series of transactions, of 51% or more of Target’s assets or properties; (c) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 51% or more of the Target

Common Stock; (d) tender offer, exchange offer or similar transaction that if consummated would result in any Person acquiring beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership, of 51% or more of the outstanding Target Common Stock; or (e) any combination of the foregoing, other than as provided under this Agreement; provided, however, that none of the following shall constitute a Target Acquisition Proposal: (i) the Merger; (ii) any transaction contemplated by the Target Diligence Letter; or (iii) any proposal or transaction involving the refinancing of the existing debt of Target otherwise permitted by this Agreement.
          “Target Common Stock” means the common stock, par value $0.001 per share, of Target.
          “Target Material Adverse Effect” means: (a) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, operations, properties, tangible assets, condition (financial or otherwise) or results of operations of Target, taken as a whole; or (b) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Target to consummate the Merger; provided, however, that in no event shall any of the following be a Target Material Adverse Effect, or be taken into account in the determination of whether a Target Material Adverse Effect has occurred: (i) any change or conditions generally affecting any of the industries in which Target operates; (ii) any changes in general economic, business, market, regulatory or political conditions; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement; or (iv) any change resulting from the compliance by Target with the terms of, or the taking of any action by Target contemplated or permitted by, this Agreement.
          “Target Shareholder” means a holder of Target Common Stock.
          “Target Superior Proposal” means a bona fide Target Acquisition Proposal for at least 50% of the outstanding Target Common Stock or 50% of Target’s assets or properties, made by a third party that was not solicited by Target or any Target Representative, that contains no financing contingency and for which financing is reasonably determined to be available by the Target Board, after consultation with Target’s financial advisors, taking into account, to the extent deemed appropriate by the Target Board, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal, that (a) if accepted, is reasonably likely to be consummated; and (b) if consummated, would result in a transaction that is more favorable to the Target Shareholders, from a financial point of view, than the transactions contemplated by this Agreement.
          “Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 5901 of the

Code or any other applicable law) of another person or a member of an affiliated, consolidated, unitary or combined group.
          “Tax Law” means the Law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.
          “Tax Period” means with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.
          “Tax Return” means any U.S. federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.
          “Units” means all unitization, communitization or pooling agreements, Working Interest units created by operating agreements and orders covering the Lands or Leases or any portion thereof, and the units and pooled or communitized areas created thereby.
          “Wells” means all oil and gas wells, well completions, multiple well completions and other subdivisions of property located on the Lands or otherwise related to any of the Leases, including without limitation the wells set forth in Section 4.14.2 of the Parent Diligence Letter, together with and specifically including any similar oil and gas wells, well completions, multiple well completions and other subdivisions of property located on the Lands or otherwise related to any of the Leases acquired by Parent during the Interim Period, including without limitation those assets set forth in Section 6.3.11 of the Parent Diligence Letter, and each of such oil and gas wells, well completions, multiple well completions and other subdivisions of property located on the Lands or otherwise related to any of the Leases is hereby incorporated by reference into and made a part of this Agreement for all purposes.
          “Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of any Lease, Well or Unit.
     Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section

“1933 Act”	8.3
“Affiliate”	8.3
“Affiliate Letters”	5.19
“Agreement”	Preamble
“Ancillary Documents”	8.3
“Approval”	8.3
“Burroughs Employment Agreement”	5.16.2
“Certificate of Merger”	1.2
“Closing”	1.2
“Closing Date”	1.2

Defined Term	Section

“Code”	Recitals
“Dissenting Shares”	2.4
“Dissenting Shareholders”	2.4
“D&O Insurance Policy”	5.13.2
“Effective Time”	1.2
“Employee Benefit Plans”	3.21.1
“Environmental Claim”	8.3
“Environmental Laws”	8.3
“ERISA”	3.21.1
“ERISA Affiliate”	3.21.1
“Exchange Act”	8.3
“Exchange Agent”	8.3
“Exchange Fund”	2.2.1
“Exchange List”	2.1.2
“Existing Parent Indebtedness”	8.3
“Expenses”	8.3
“GAAP”	8.3
“Governmental Authority”	8.3
“Hazardous Materials”	8.3
“Howard Employment Agreement”	5.16.3
“Hydrocarbons”	8.3
“Interim Period”	5.1
“Knowledge”	8.3
“Lands”	8.3
“Laws”	8.3
“Leases”	8.3
“Liability”	8.3
“Lien”	8.3
“Litigation”	8.3
“Merger”	Recitals
“Merger Consideration”	2.1.1
“Merger Sub”	Preamble
“Monthly Unaudited Financial Information”	5.15
“NASD”	8.3
“Net Revenue Interest”	8.3
“NRS”	Recitals
“Oil & Gas Interests”	8.3
“OTC Bulletin Board”	8.3
“Other Filings”	8.3
“Parent”	Preamble
“Parent Acquisition Proposal”	8.3
“Parent Assets”	4.17(c)
“Parent Board”	Recitals
“Parent Capital Securities”	8.3

Defined Term	Section

“Parent Common Stock”	8.3
“Parent Diligence Letter”	Preamble to Article IV
“Parent Document(s)”	4.3.1
“Parent Financial Statements”	5.15
“Parent Governing Documents”	4.2
“Parent Leased Real Property”	4.16(b)
“Parent Material Adverse Effect”	8.3
“Parent Options”	4.4.1
“Parent Permits”	4.12
“Parent Preferred Stock”	8.3
“Parent Real Property Leases”	4.16(b)
“Parent Representatives”	5.6.1
“Parent Scheduled Contracts”	4.18.1(a)
“Parent SEC Filings”	4.8.1
“Parent Shareholder”	8.3
“Parent Shareholder Approval”	4.3.3
“Parent Shareholder Voting Agreement”	6.3.14
“Parent Shareholders’ Meeting”	5.5.1
“Parent Stock Option Plans”	4.4.3
“Parent Superior Proposal”	8.3
“Permitted Liens”	8.3
“Permit”	8.3
“Person”	8.3
“Proxy Statement”	5.4.1(a)
“Quarterly Unaudited Financial Information”	5.15
“Related Parties”	3.25(a)
“Release”	8.3
“Registration Statement”	5.4.1(b)
“Reserve Report”	8.3
“SEC”	8.3
“Subsidiary”	8.3
“Surviving Corporation”	1.1
“Target”	Preamble
“Target Acquisition Proposal”	8.3
“Target Assets”	3.15(c)
“Target Board”	Recitals
“Target Certificate(s)”	2.2.2
“Target Common Stock”	8.3
“Target Diligence Letter”	Preamble to Article III
“Target Document(s)”	3.3.1
“Target Employees”	5.12
“Target Filings”	3.8.1(a)
“Target Financial Statements”	3.8.2(a)
“Target Governing Documents”	3.2

Defined Term	Section

“Target Leased Real Property”	3.14(b)
“Target Material Adverse Effect”	8.3
“Target Permits”	3.12
“Target Real Property Leases”	3.14(b)
“Target Representatives”	5.6.1
“Target Scheduled Contracts”	3.16.1(a)
“Target Shareholder”	8.3
“Target Shareholder Approval”	3.3.3
“Target Shareholders’ Meeting”	5.5.2
“Target Shareholder Voting Agreement”	6.2.14
“Target Superior Proposal”	8.3
“Tax(es)”	8.3
“Tax Law”	8.3
“Tax Period”	8.3
“Tax Return”	8.3
“TBCA”	Recitals
“TBOC”	Recitals
“Texas Law”	Recitals
“Units”	8.3
“Wells”	8.3
“Working Interest”	8.3
“York Employment Agreement”	5.16.4
     Section 8.5 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistently applied.
     Section 8.6 Construction and Interpretation. When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference is to the indicated section, article, paragraph, exhibit or schedule of or to this Agreement, unless otherwise specified or unless the context clearly requires otherwise. Whenever the word “include,” “includes” or “including” is used in this Agreement it shall be deemed to be followed by the words “without limitation” and shall not be deemed to constitute a limitation of any term or provision contained herein. The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” shall not be interpreted as excluding any of the items described. The singular or plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments promulgated thereunder or pursuant thereto. The language in all parts of this Agreement shall be interpreted and construed, in all cases, according to its fair meaning and not for or against any party hereto. Each party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement. Each provision of this Agreement will be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided in this Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context). No prior draft of this Agreement or any course of performance or course of dealing will be used in the interpretation or construction of this Agreement.
     Section 8.7 Descriptive Headings. The article and section headings and the table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 8.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. If the parties cannot agree upon such a modification within a reasonable time, the parties agree that the court or authority making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of such term or provision to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable term or provision.
     Section 8.9 Entire Agreement. This Agreement (together with the Exhibits hereto, the Parent Diligence Letter, the Target Diligence Letter and the other documents delivered pursuant hereto) contains the entire understanding of the parties relating to the subject matter hereof and upon execution hereof supersedes and voids ab initio all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings in any way relating directly or indirectly to the subject matter hereof in their entirety for all purposes, and at no time after the execution hereof shall any party to such actual or claimed prior written or oral or contemporaneous oral agreements be liable for any resurrection, recovery, reconstitution or revival of such actual or claimed agreements. The Exhibits and recitals to this Agreement, as well as the Parent Diligence Letter and the Target Diligence Letter, are hereby incorporated by reference into and made a part of this Agreement for all purposes.
     Section 8.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto

(whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 8.11 Enforcement. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder in accordance with their specific terms, including its failure to take all required actions on its part necessary to consummate the Merger and the other transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents (a) to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to prevent breaches of this Agreement; and (b) to the granting by any court of competent jurisdiction of the remedy of specific performance of its obligations hereunder, this being in addition to any other remedy to which such party is entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement or otherwise conferred upon or reserved to any party is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and the same will be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as such party may deem expedient. If any party to this Agreement seeks to enforce its rights under this Agreement and attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, or to defend against any of the foregoing actions, the prevailing party will be entitled to recover all costs and expenses incurred in connection therewith, including without limitation all reasonable attorneys’ fees.
     Section 8.12 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     Section 8.13 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal, state or local court located in Dallas County, Texas in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to the Merger, the Closing, this Agreement or the performance of any duties or transactions contemplated hereby in any court other than a federal, state or local court sitting in Dallas County, Texas.
     Section 8.14 Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any party relating to (a) this Agreement or any understandings or prior dealings between the parties hereto; or (b) the Property or any part thereof. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to Texas Law or any other applicable state statutes.
     Section 8.15 Disclosure. The Diligence Letter of each party shall be arranged in sections and subsections corresponding to the sections and subsections with respect to which they provide disclosure. Any matter disclosed in any section of a party’s Diligence Letter shall be considered disclosed for other sections of such Diligence Letter, but only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.
     Section 8.16 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, Parent, Merger Sub and Target have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: TBX RESOURCES, INC.
By:
	Name:	Timothy P. Burroughs
	Title:	President and Chief Executive Officer

MERGER SUB: TBX ACQUISITION, INC.
By:
	Name:	Timothy P. Burroughs
	Title:	President

TARGET: EARTHWISE ENERGY, INC.
By:
	Name:	Steven C. Howard
	Title:	President